Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

AMONG

RESOLUTE ENERGY CORPORATION,

HICKS ACQUISITION COMPANY I, INC.

AND

RESOLUTE NATURAL RESOURCES COMPANY, LLC

AS SELLERS,

RESOLUTE ANETH, LLC

AS THE COMPANY

AND

ELK PETROLEUM ANETH, LLC

AS BUYER,

AND

ELK PETROLEUM LIMITED

AS PARENT GUARANTOR

SEPTEMBER 14, 2017

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

This Membership Interest and Asset Purchase Agreement (this “Agreement”) is made and entered into this September 14, 2017 (the “Execution Date”), local time in Denver, Colorado, by and among RESOLUTE ENERGY CORPORATION, a Delaware corporation (“Resolute”), HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“HACI” and together with Resolute, the “Company Sellers”), RESOLUTE NATURAL RESOURCES COMPANY, LLC, a Delaware limited liability company (“RNR” and together with the Company Sellers, the “Sellers”), RESOLUTE ANETH, LLC, a Delaware limited liability company (the “Company”), ELK PETROLEUM ANETH, LLC, a Delaware limited liability company (“Buyer”), and ELK PETROLEUM LIMITED, an Australian company limited by shares (“Parent Guarantor”).  Buyer, the Company and Sellers are collectively referred to as the “Parties” and individually as a “Party.”  Parent Guarantor joins this Agreement solely for the purposes of Section 3.04, Article VIII, Section 9.08, Section 11.03 and Section 12.05.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the ownership of certain interests in, and the operation of Aneth Field (as defined below) and assets associated therewith (collectively, the “Business”) and RNR owns certain assets associated with the Business;

WHEREAS, Resolute owns 27.2114% and HACI owns 72.7886% of the issued and outstanding units of the Company (the “Company Units”); and

WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Business through (a) the sale, assignment, transfer and delivery to Buyer of (i) the Company Units and (ii) the Purchased Assets (as defined below), and (b) the assumption of certain liabilities related to the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01   Definitions.  For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” – as defined in Section 14.02(a).

“Additional Consideration” – as defined in Section 3.04(c).

“Advisor” – means any financial, commercial or legal advisor of Seller.

“Affiliate” – means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person.

“Aggregate Net Hedge Value” – as defined in Section 9.06(f)(i).

“Agreement” – as defined in the first paragraph of this Agreement.

“Allocated Value” – means, with respect to any Federal Unit, the amount allocated to that Federal Unit as set forth on Exhibit F.

“Allocation Schedule” – as defined in Section 10.01(b).

“Aneth Field” – means the business and assets represented by Aneth Unit, McElmo Unit, Ratherford Unit and the Aneth Plant.

“Aneth Unit” – means that certain unit as defined by the Bureau of Land Management Unit Agreement dated June 20, 1961 and as described by serial number UTU-068927A.

“Aneth Plant” – has the same meaning as the term “Plant” in that certain Plant Ownership and Operating Agreement for the Aneth Gas Plant dated December 31, 1986, as subsequently amended.

“Asset” or “Assets” – as defined in Section 1.03.

“Asset Taxes” – means ad valorem or property or similar Taxes and excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) Income Taxes, and (b) Transfer Taxes.

“Assignment” – as defined in Section 12.04.

“Assignment and Bill of Sale” – as defined in Section 12.04.

“Assumed Environmental Obligations” – as defined in Section 5.02(a).

“Assumed Obligations” – as defined in Section 16.02.

“Authorized Action” – as defined in Section 16.06(b).

“Business” – as defined in the Recitals of this Agreement.

“Business Day” – as defined in Section 4.01.

“Business Employee” – means each employee of RNR or any of its Affiliates who either (a) is field personnel and provides all or substantially all of his or her services to the Business or (b) is a Designated Employee.

“Business Employee Benefit Plan” – means each Employee Benefit Plan (a) that is sponsored, maintained, administered, or contributed to by any Seller or ERISA Affiliate of any Seller for the benefit of any current or former Business Employee, or (b) with respect to which any Seller or ERISA Affiliate of any Seller has any Liability that could reasonably be expected to become a Liability of Buyer, the Company, or any of their respective ERISA Affiliates, at or following the Closing.

“Business Employee Health Plans” – as defined in Section 9.04(f).

“Business Employee List” – as defined in Section 7.09(a).

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” – as defined in Section 16.04.

“Buyer’s Environmental Consultant” – as defined in Section 5.01(a).

“Buyer’s Environmental Review” – as defined in Section 5.01(a).

“Buyer Health Plans” – as defined in Section 9.04(f).

“Buyer Plans” – as defined in Section 9.04(f).

“Claim” – as defined in Section 16.05(b).

“Claim Notice” – as defined in Section 16.05(b).

“Closing” – as defined in Section 12.01.

“Closing Date” – as defined in Section 12.01.

“Closing Statement” – as defined in Section 12.03.

“Code” – means the Internal Revenue Code of 1986, as amended.

“Company” – as defined in the first paragraph of this Agreement.

“Company Sellers” – as defined in the first paragraph of this Agreement.

“Company Units” – as defined in the Recitals of this Agreement.

“Confidentiality Agreement” – as defined in Section 4.01.

“Contracts” – as defined in Section 1.03(i).

“Control” (and correlative terms) – means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Defensible Title” – as defined in Section 4.02(c).

“Deposit” – as defined in Section 3.02(a).

“Designated Employee” – means each person employed by RNR or any of its Affiliates who provides services to the Business (but is not described in clause (a) of the definition of Business Employee) who Sellers and Buyer have agreed in writing prior to or after the date of this Agreement is a Designated Employee.

“Disclosure Schedule” – as defined in Article VI.

“Dispute” or “Disputes” – as defined in Section 18.01.

“Documents” – as defined in Section 19.03.

“DOJ” – means the United States Department of Justice.

“Easements” – as defined in Section 1.03(d).

“Effective Date’ – means the day that includes the Effective Time.

“Effective Time” – as defined in Section 3.03.

“Election Notice” – as defined in Section 18.01.

“Employee Benefit Plan” – means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any written employment, severance or similar contract, plan, agreement, arrangement, or policy, and any plan, policy, or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, retirement savings, health, medical or life insurance benefits).

“Employment Offers” – as defined in Section 9.04(a).

“Encumbrances” – as defined in Section 2.01.

“Environmental Defect” – as defined in Section 5.02(b).

“Environmental Defect Notice” – as defined in Section 5.03.

“Environmental Defect Value” – as defined in Section 5.02(c).

“Environmental Indemnity Agreement” – as defined in Section 5.04(a)(ii).

“Environmental Information” – as defined in Section 5.01(b).

“Environmental Laws” – as defined in Section 5.02(d).

“Environmental Permits” – as defined in Section 7.14(b).

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – means, with respect to any Person, any entity, whether or not incorporated, that together with such Person is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” – means that certain Escrow Agreement dated April 14, 2006 among Exxon, the Company, NNOGC and U.S. Bank National Association, as escrow agent, as amended by the parties thereto by Amendment to Escrow Agreement dated January 1, 2012, and as proposed to be amended by the parties thereto by the First Escrow Amendment, and pursuant to such Escrow Agreement, the Company and NNOGC are obligated to make annual deposits that will be used to fund plugging and abandonment liabilities associated with the properties purchased in that certain Purchase and Sale Agreement dated January 1, 2005 among Exxon, ExxonMobil Oil Corporation, Mobil Exploration and Producing North America Inc., Mobil Producing Texas & New Mexico Inc. and Mobil Exploration & Producing U.S. Inc., as sellers, and Company and NNOGC, as buyer.

“Examination Period” – as defined in Section 4.01.

“Excluded Assets” – as defined in Section 2.03.

“Excluded Employees” – means James M. Piccone and Jeff W. Roedell.

“Exclusivity Payment” – means the $2,000,000.00 payment made by Buyer to Sellers on August 14, 2017.

“Execution Date” – as defined in the first paragraph of this Agreement.

“Existing Hedging Agreements” – means that certain (i) International Swaps and Derivatives Association Master Agreement between the Company and Citibank, N.A. dated February 23, 2006, as amended, and (ii) International Swaps and Derivatives Association Master Agreement between the Company and the Bank of Montreal dated July 31, 2008, as amended.

“Exxon” – means Exxon Mobil Corporation.

“Exxon Escrow Account” – means that certain escrow account established pursuant to the Escrow Agreement and held at U.S. Bank National Association.

“Exxon Escrow Refund” – means the $1,632,786.15 refund owed by Exxon to the Company and NNOGC for overpayments made by the Company and NNOGC to the Exxon Escrow Account relating to periods prior to the Effective Time, as to be evidenced by the First Escrow Amendment.

“Federal Unit” – means the federal units in which the Company Sellers and the Company have Federal Unit Agreement Interests.

“Federal Unit Agreement Interests” – means the Company Sellers’ and the Company’s interests under the federal Unit Agreements and Unit Operating Agreements and all related amendments, supplements and ancillary agreements related to the Aneth Unit, the McElmo Unit and the Ratherford Unit as set forth on Exhibit F.

“Final Statement” – as defined in Section 14.02(b).

“Final Settlement Date” – as defined in Section 14.02(a).

“First Additional Consideration” – as defined in Section 3.04(a).

“First Contingent Period” – means the period starting the first week day immediately following the Closing Date and ending on the last week day immediately preceding the day that is the first anniversary of the Closing Date.

“First Escrow Amendment” – means that certain draft Amendment to Escrow Agreement dated effective July 31, 2017, among Exxon, the Company, NNOGC and U.S. Bank National Association, as escrow agent, the form of which is set forth on Exhibit K.

“First Period Eligible Day” – as defined in Section 3.04(a).

“FTC” – means the United States Federal Trade Commission.

“Fundamental Representations” – means those representations and warranties at Section 6.01 (Existence), Section 6.02 (Legal Power), Section 6.03 (Execution), Section 6.04 (Ownership of Company Units), Section 6.06 (Brokers), Section 7.01 (Existence), Section 7.02 (Legal Power) and Section 7.03 (Execution).

“GAAP” – means generally accepted accounting principles in the United States.

“Governmental Authority” – as defined in Section 4.02(d)(vi).

“Governmental Authorizations” – as defined in Section 7.13(a).

“HACI” – as defined in the first paragraph of this Agreement.

“Hazardous Substances” – as defined in Section 5.02(e).

“Hedging Indemnities” – as defined in Section 9.06(e).

“Hydrocarbons” – means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” – as defined in Section 14.01.

“Income Taxes” – means all Taxes based upon, measured by, or calculated with respect to net income (excluding payroll taxes).

“Indebtedness” – means, without duplication, the outstanding principal amount of, accrued and unpaid interest on, discounts and fees on, and any other payment obligations of the Business existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, (iii) amounts payable as deferred purchase price for property or services, (iv) obligations to fund any entity or joint venture, (v) obligations under any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing, and (vi) obligations as lessee under leases that are recorded as capital leases in accordance with either the past practices or GAAP consistently applied.

“Indemnified Environmental Defect” – as defined in Section 5.02(f).

“Indemnified Party” – as defined in Section 16.05(a).

“Indemnified Title Defect” – as defined in Section 4.05(a)(ii).

“Indemnifying Party” – as defined in Section 16.05(a).

“Independent Expert” – as defined in Section 18.01.

“Knowledge” – as defined in Section 19.17.

“Law” – as defined in Section 1.02(a)(v).

“Leases” – as defined in Section 1.03(a).

“Liability” – means any debts, claims, liabilities, obligations, damages or expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due to or become due).

“Loss” or “Losses” – as defined in Section 16.03.

“Material Adverse Effect” – means any adverse effect on the ownership, operation or value of the Business, as currently operated, which is material to the ownership, operation or value of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include general changes in oil and gas industry or economic conditions, changes resulting from a change in commodity prices, any reclassification or recalculation of reserves in the ordinary course of business, natural declines in well performance, changes in Laws or in regulatory policies, changes in accounting policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, changes resulting from any action taken by Buyer or its Affiliates, changes resulting from actions taken by Sellers or their Affiliates with Buyer’s written consent or that are otherwise permitted hereunder, the commencement of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or changes or conditions that are cured or eliminated without cost to Buyer by Closing.

“Material Agreements” – as defined in Section 7.11.

“McElmo Unit” – means that certain unit as defined by the Bureau of Land Management Unit Agreement dated January 1, 1961 and as described by serial number UTU-068930A.

“MCF” – means one thousand cubic feet.

“Mineral Interest” – as defined in Section 1.03(b).

“MMBtu” – means one million British Thermal Units (BTU).

“Navajo Preferential Right” – as defined in Section 4.02(d)(x).

“Net Revenue Interest” or “NRI” – as defined in Section 4.02(c)(i).

“NNOGC” – means Navajo Nation Oil and Gas Company.

“NORM” – as defined in Section 5.07.

“Notice of Disagreement” – as defined in Section 14.02(a).

“Notified Party” – as defined in Section 10.04(g).

“Novation Instrument” – as defined in Section 9.07.

“Parent Guarantee” – as defined in Section 9.08.

“Parent Guarantor” – as defined in the first paragraph of this Agreement.

“Parties” – as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” – as defined in Section 4.02(d).

“Person” – means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” – as defined in Section 1.03(e).

“Plugging and Abandonment Obligations” – as defined in Section 16.02.

“Post-Closing Tax Period” – means, when used in reference to Income Taxes and payroll Taxes for general and administrative personnel, all Taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date, and when used in reference to any other Taxes, all Taxable periods beginning on or after the Effective Date and the portion of any Straddle Period beginning on the Effective Date.

“Pre-Closing Tax Period” – means when used in reference to Income Taxes and payroll Taxes for general and administrative personnel all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period, and when used in reference to any other Taxes all Taxable periods ending before the Effective Date and the portion through the end of the day immediately preceding the Effective Date for any Straddle Period.

“Preferential Purchase Rights” – means preferential rights, preemptive rights or contracts, rights of first refusal or other commitments or understandings of a similar nature to which a Seller is a party or to which the Assets are subject; provided, however, that the Navajo Preferential Right shall not constitute a Preferential Purchase Right for purposes of this Agreement.

“Purchase Price” – as defined in Section 3.01.

“Purchase Price Adjustments” – as defined in Section 12.02(c).

“Purchased Assets” – as defined in Section 2.02.

“Ratherford Unit” – means that certain unit as defined by the Bureau of Land Management Unit Agreement dated May 1, 1961 and as described by serial number UTU-068931A.

“Real Property” – as defined in Section 1.03(f).

“Recipient Party” - as defined in Section 10.04(g).

“Records” – as defined in Section 1.03(r).

“Released Parties” – as defined in Section 9.03(b).

“Releasing Parties” – as defined in Section 9.03(b).

“Required Financial Statements” – as defined in Section 9.05.

“Resolute” – as defined in the first paragraph of this Agreement.

“Restrictive Covenants” – as defined in Section 9.04(m).

“Retained Obligations” – as defined in Section 16.01.

“RNR” – as defined in the first paragraph of this Agreement.

“Rules” – as defined in Section 18.01(d).

“Second Additional Consideration” – as defined in Section 3.04(b).

“Second Contingent Period” – means the period starting the first week day immediately following the first anniversary of the Closing Date and ending on the last week day immediately preceding the day that is the second anniversary of the Closing Date.

“Second Period Eligible Day” – as defined in Section 3.04(b).

“Seller Representative” – as defined in Section 16.06(a).

“Sellers” – as defined in the first paragraph of this Agreement.

“Sellers’ Indemnitees” – as defined in Section 15.02(b).

“Specified Hedging Agreement” – as defined in Section 9.06(b).

“Straddle Period” – means in the case of Income Taxes any Taxable period that includes (but does not end on) the Closing Date and in the case of all other Taxes any Taxable period that begins before and ends on or after the Effective Date.

“Subject Interest” or “Subject Interests” – as defined in Section 1.03(a).

“Subject Property” – as defined in Section 5.02(a).

“Tangible Property” – as defined in Section 17.03.

“Tax Controversy” – as defined in Section 10.04(g).

“Taxes” – means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all federal, state or local income taxes, gains taxes, surtaxes, remittance taxes, presumptive taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, occupation taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, pipeline transportation taxes, freehold mineral taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, utility taxes, goods and services taxes, motor vehicle taxes, entertainment taxes, insurance taxes, capital stock taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (including any liability in respect of any such taxes that arises by reason of a contract, assumption, transferee or successor Liability, operation of Law or otherwise).

“Tax Return” – means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” – as defined in Section 13.01(d).

“Third Additional Consideration” – as defined in Section 3.04(c).

“Third Contingent Period” – means the period starting the first week day immediately following the second anniversary of the Closing Date and ending on the last week day immediately preceding the day that is the third anniversary of the Closing Date.

“Third Party” – as defined in Section 4.02(d)(x).

“Third Party Interests” – as defined in Section 9.03(e)(ii).

“Third Party Interest Value” – as defined in Section 9.03(e)(ii).

“Third Period Eligible Day” – as defined in Section 3.04(c).

“Title Benefit” – as defined in Section 4.07(a).

“Title Defect” – as defined in Section 4.03.

“Title Defect Notice” – as defined in Section 4.04(a).

“Title Defect Value” – as defined in Section 4.04(c).

“Title Indemnity Agreement” – as defined in Section 4.05(a)(ii).

“Transfer Taxes” – as defined in Section 10.02.

“Transferred Employee” – as defined in Section 9.04(a).

“Transition Date” – means, with respect to a Business Employee, the date and time specified under the Transition Services Agreement as the date and time on which such Business Employee’s employment with RNR will terminate.

“Transition Services Agreement” – as defined in Section 12.04(k).

“Treasury Regulations” – means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“USW CBA” – means the collective bargaining agreement effective as of September 1, 2014, between RNR and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of its Local 8031-17.

“Unadjusted Purchase Price” – as defined in Section 3.01.

“Union” – means United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 8031-17.

“Union Employee” means a Business Employee within the bargaining unit covered by the USW CBA.

“Unwinding Scenario” – as defined in Section 9.06(f).

“WARN Act” – means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wells” – as defined in Section 1.03(g).

“Working Interest” or “WI” – as defined in Section 4.02(c)(ii).

“WTI Price” – means the daily closing spot price, in Dollars per barrel, reported by the U.S. Energy Information Administration, on the “Spot Prices” chart, set for a daily period, in the row labeled “WTI – Cushing, Oklahoma,” which chart can currently be accessed at the following link: http://www.eia.gov/dnav/pet/pet_pri_spt_s1_d.htm.

Section 1.02   Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)“or” is used in the inclusive sense of “and/or”;

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with GAAP.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Section 1.03   Assets.  For purposes of this Agreement the term “Assets” (or the singular “Asset”) means (i) all of the Company’s right, title, claim and interest in and to the following and (ii) all of RNR’s right, title, claim and interest in and to the following to the extent the following are related to the Subject Interests or the Business, it being acknowledged that RNR holds no title to the Subject Interests:

(a)Hydrocarbon leases described in Exhibit A-1, only insofar as said leases cover the lands described in Exhibit A-1, and any other Hydrocarbon lease on which any of the Wells described in Exhibit B are located or that are pooled or unitized with any of the Hydrocarbon leases described in Exhibit A-1 or any Wells described in Exhibit B (collectively, the “Leases”), and all interests, tenements, hereditaments, and appurtenances belonging to or derived from the Leases, including all leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, mineral interests, production payments and other similar interests in the Leases, subject to any depth restrictions described on Exhibit A-1 (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)the fee mineral interests described in Exhibit A-2 (collectively, “Mineral Interests”);

(c)except to the extent as may be limited by the Subject Interests, all rights, privileges, benefits and powers conferred upon the Company as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)all easements, rights-of-way, surface leases, permits, licenses, surface estate interests, surface use agreements or other similar rights and privileges directly related to or used in connection with the Subject Interests, Personal Property, Real Property and Wells, including those described or referred to in Exhibit A-3 (the “Easements”);

(e)all tangible personal property, equipment, vehicles (excluding any leased vehicles), vessels, trailers, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests, byproducts or waste produced from or attributable to the foregoing, including the personal property, equipment, and inventory described in Exhibit A-4, all other spare parts, tools, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, production equipment, gas plants and facilities, treatment facilities, injection facilities, disposal facilities, dehydration facilities, compression facilities, radio towers, remote terminal units, SCADA equipment and other materials, supplies, equipment, facilities and machinery, and all software, computers and associated peripherals and all radio, telephone and other communication equipment, in each case, located on the Real Property or the Leases (collectively, “Personal Property”);

(f)all buildings, houses, offices, improvements, appurtenances, field offices and yards described on Exhibit A-5 (collectively, “Real Property”);

(g)all wells (and possible well locations and exploratory prospects) located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including any oil, gas, water, disposal, injection, temporarily abandoned, permanently abandoned wells, any wells of every nature and kind, including the wells described in Exhibit B (the “Wells”);

(h)the Federal Unit Agreement Interests;

(i)all original contracts, agreements and instruments to the extent attributable to and affecting the Assets in existence, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, disposal and fractionating contracts, all unit, pooling and communization agreements, orders and decisions of Governmental Authorities establishing units, participation agreements, exchange agreements, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, or subleases, including those described or referred to in Exhibit C (the “Contracts”);

(j)all Claims, rights and interests of the Company or RNR (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset;

(k)all audit rights and Claims for reimbursements from Third Parties or under Law for any and all property costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of property costs under any contracts or agreements applicable to the Assets;

(l)all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Company with respect to periods of time from and after the Effective Time;

(m)all Claims of the Company, RNR or their respective Affiliates against any Third Party (including Claims for adjustments or refunds) relating to any item for which Buyer is liable for payment or required to indemnify the Company or RNR hereunder, whether relating to periods prior or after the Effective Time;

(n)all existing rights of indemnification held by the Company or RNR against Third Parties and other Claims against Third Parties held by the Company or RNR relating to any item for which Buyer is liable for payment or required to indemnify the Company or RNR hereunder, whether relating to periods prior or after the Effective Time and all Claims of the

Company Sellers or RNR against prior owners of the Assets or Third Parties associated with or relating to Assumed Environmental Obligations;

(o)the Company’s proportionate share of the Aneth Plant;

(p)all rights and benefits arising from or in connection with any Imbalances existing as of the Effective Time, to the extent set forth on Section 7.25 of the Disclosure Schedule;

(q)all Hydrocarbons produced from or attributable to the Leases (i) prior to the Effective Time which have not been sold or used in the ordinary course of business by the Company and are in storage (exclusive of tank bottoms and measured from load lines) at the Effective Time, or (ii) after the Effective Time;

(r)all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, maps, data, interpretations seismic data, geological and geographic information, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence that relate to the foregoing interests in the possession of, and maintained by, or under the control of the Company, RNR or Resolute (collectively, the “Records”);

(s)all deposits, cash, checks in the process of collection, cash equivalents and funds of the Company, including the Company’s proportionate share of funds held in the Exxon Escrow Account (subject to Section 2.03(q) and Section 9.02(c)), in each case, at and after the Effective Time;

(t)intellectual property and intellectual property rights used in or associated with developing or operating the Assets or the Business, including, without limitation, proprietary computer software, patents, pending patent applications, trade secrets, copyrights;

(u)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of the Company; and

(v)all proceeds, accretions and products of any of the foregoing.

It being the intention of the Parties that the definition of Assets includes all of each Seller’s respective rights, titles and interests in the Company and the Assets located in or on the lands comprising the Aneth Field or otherwise associated with the Federal Unit Agreement Interests, other than the Excluded Assets and subject to any limitations and terms expressly set forth herein and in Exhibits A-1, A-2, A-3, A-4, A-5 and B.

Article II
PURCHASE AND SALE OF COMPANY UNITS AND PURCHASED Assets

Section 2.01   Company Units.  On the terms and subject to the conditions set forth herein, at the Closing, each of the Company Sellers will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from each of the Company Sellers, such Company Seller’s

Company Units, free and clear of all options, pledges, security interests, liens, mortgages, deed of trust, charges, easements, claims or other encumbrances or restrictions (“Encumbrances”).

Section 2.02   Purchased Assets.  On the terms and subject to the conditions herein and the exclusions set forth in Section 2.03, at the Closing, RNR will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from RNR all of the right, title and interest of RNR in and to the Assets which are owned, leased or licensed by RNR on the Closing Date (the “Purchased Assets”), in each case free and clear of all Encumbrances.

Section 2.03   Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and RNR and the Company Sellers, as applicable, excepts, reserves and excludes from the sale contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)all assets, properties, rights, contracts and claims, wherever located, whether tangible or intangible, real or personal, of RNR not included in the definition of Assets, including any master service agreements or similar service contracts, whether or not such master service agreements relate to the Assets;

(b)all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Purchased Assets with respect to periods of time prior to the Effective Time;

(c)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Purchased Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets;

(d)all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information cannot be transferred to Buyer following Closing without payment of a fee or other penalty and which Buyer has not separately agreed in writing to pay;

(e)all documents and instruments of Sellers (other than title opinions) that may be protected by an attorney-client, work product or other privilege that cannot be waived by such Seller;

(f)with respect to the transactions contemplated in this Agreement, all (i) agreements and correspondence between Sellers or any of their Affiliates and any Advisor relating to such transactions; (ii) lists of prospective purchasers compiled by Sellers or any of their Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Sellers or any of their Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Sellers or any of their Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Sellers or any of their Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor;

(g)all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Sellers, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Sellers);

(h)all audit rights of RNR arising under any of the Contracts owned by RNR  with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(i)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents that relate to RNR’s, Resolute’s or HACI’s business generally;

(j)all claims and causes of action of RNR (i) arising from acts, omissions or events related to, or damage to or destruction of, the Purchased Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts owned by RNR that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(k)all rights and interests of RNR (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Purchased Assets prior to the Closing Date or the Excluded Assets;

(l)all amounts due or payable to RNR as adjustments to insurance premiums related to the Purchased Assets with respect to any period prior to the Effective Time;

(m)the Existing Hedging Agreements and all amounts resulting from derivative contracts or similar agreements entered into by RNR for its own account or on behalf of the Company and used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(n)all proceeds, income, revenues or other benefits (including any benefit attributable to any future Laws with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, to the extent same are attributable to (i) the Purchased Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(o)all funds held in suspense accounts owned by RNR and related to the Assets for production prior to the Effective Time;

(p)all software or other intellectual property licenses, computers and associated peripherals and all radio, telephone and other communication equipment, in each case, owned or leased by RNR and (i) not located on the Real Property or the Leases, (ii) not assignable by RNR or (iii) used by RNR for purposes other than exclusively for the Business;

(q)the portion of the Exxon Escrow Refund attributable to the Company;

(r)	any revenue or distributions attributable to the Excluded Assets; and

(s)any assets excluded from the transactions contemplated hereby pursuant to the express terms of this Agreement.

Article III
Purchase Price

Section 3.01   Purchase Price.  The aggregate consideration for the purchase, sale and conveyance of the Company Units and the Purchased Assets shall be the sum of (A) $160,000,000.00 (the “Unadjusted Purchase Price,” as adjusted in accordance with the provisions of this Agreement, and the assumption by Buyer on and as of the Closing Date of the Assumed Obligations, the “Purchase Price”), and (B) the Additional Consideration, if any.

Section 3.02   Deposit.

(a)Within five (5) Business Days following the execution of this Agreement by the Parties, Buyer shall initiate a wire transfer to deliver to Sellers a performance guarantee deposit in an amount equal to $8,000,000.00 (the “Deposit”).  The Deposit shall be paid by Buyer to Sellers by means of a completed federal funds transfer to an account designated by Sellers in writing.  If the Deposit is not paid to Sellers within such period, at Sellers’ sole option, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement or Sellers may seek damages from Buyer on account of such non-payment.

(b)If the Closing occurs, the Deposit and the Exclusivity Payment shall be retained by Sellers and shall be applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Deposit and the Exclusivity Payment shall be applied as provided in Article XIII.

Section 3.03   Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Company Units and the Purchased Assets shall be transferred to Buyer on the Closing Date, and effective as of 7:00 a.m. local time in Denver, Colorado on October 1, 2017 (the “Effective Time”).

Section 3.04   Additional Consideration.

(a)First Contingent Payment.  For each week day that the WTI Price is greater than $52.50 during the First Contingent Period (each such day, a “First Period Eligible Day”), Parent Guarantor shall pay to Sellers an amount equal to $40,000.00 for each First Period Eligible Day in the First Contingent Period (such aggregate amount, the “First Additional Consideration”), which shall be calculated by Parent Guarantor on a monthly basis and reported to Sellers by no later than the fifth (5th) Business Day after the end of each month and paid to Sellers annually by wire transfer in immediately available funds no later than five (5) Business Days after the end of the First Contingent Period; provided, however, that the First Additional Consideration shall be capped at and shall not exceed $10,000,000.

(b)Second Contingent Payment.  Independent of the First Additional Consideration, for each week day that the WTI Price is greater than $55.00 during the Second Contingent Period (each such day, a “Second Period Eligible Day”), Parent Guarantor shall pay to Sellers an amount equal to $50,000.00 for each Second Period Eligible Day in the Second Contingent Period (such aggregate amount, the “Second Additional Consideration”), which shall be calculated by Parent Guarantor on a monthly basis and reported to Sellers by no later than the fifth (5th) Business Day after the end of each month and paid to Sellers annually by wire transfer in immediately available funds no later than five (5) Business Days after the end of the Second Contingent Period; provided, however, that the Second Additional Consideration shall be capped at and shall not exceed $10,000,000.

(c)Third Contingent Payment.  Independent of the First Additional Consideration and the Second Additional Consideration, for each week day that the WTI Price is greater than $60.00 during the Third Contingent Period (each such day, a “Third Period Eligible Day”), Parent Guarantor shall pay to Sellers an amount equal to $60,000.00 for each Third Period Eligible Day in the Third Contingent Period (such aggregate amount, the “Third Additional Consideration” and, together with the First Additional Consideration and the Second Additional Consideration, the “Additional Consideration”), which shall be calculated by Parent Guarantor on a monthly basis and reported to Sellers by no later than the fifth (5th) Business Day after the end of each month and paid to Sellers annually by wire transfer in immediately available funds no later than five (5) Business Days after the end of the Third Contingent Period; provided, however, that the Third Additional Consideration shall be capped at and shall not exceed $15,000,000.

(d)General.  The Additional Consideration shall be a part of the purchase price for, and shall constitute consideration for, the Company Units and the Purchased Assets. The contingent right of Sellers to receive the Additional Consideration is solely a contractual right and is not a security for purposes of any federal or state securities laws. If there is no WTI Price available for a week day during the First Contingent Period, Second Contingent Period or Third Contingent Period, the WTI Price for that week day shall be the WTI Price for the first week day immediately preceding such week day for which the WTI Price is available.

Article IV
Title Matters

Section 4.01   Examination Period.  Buyer’s due diligence examination shall run from the Execution Date until the first Business Day that is 30 days thereafter (October 16, 2017) at Noon, local time in Denver, Colorado (the “Examination Period”).  During the Examination Period, Sellers shall permit Buyer or its authorized representatives to examine, during normal business hours, (i) in the offices of Resolute, all Records, abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers or their Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements with Third Parties binding on Sellers or the Company or such data and (ii) the physical Assets to conduct, at Buyer’s sole risk, on-site inspections of the Assets. Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Sellers or the Company or otherwise impede the efforts of Sellers or the Company to comply with its other obligations under this Agreement.  Any such examination by Buyer shall be at Buyer’s sole cost and expense.  All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Confidentiality Agreement dated April 24, 2017, between Sellers and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement.  Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and Buyer shall be responsible for any disclosure or other breach of such provisions by any such Persons.  Buyer shall not contact any of the customers or suppliers of Sellers or the Company or Sellers’ or the Company’s working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Resolute, which consent may be withheld at Resolute’s sole discretion.  For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Denver, Colorado.  Buyer releases, and shall defend, indemnify and hold harmless, Sellers’ Indemnitees from and against all Losses (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS INDEMNITEES) arising out of, related to, or caused by Buyer’s due diligence examination.

Section 4.02   Defensible Title and Permitted Encumbrances.

(a)Except for the special warranty of title as set forth in Section 4.02(b) and without limiting Buyer’s remedies for Title Defects set forth in this Article IV, the Company Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of its Assets, and Buyer hereby acknowledges and agrees that (except for breaches of any of the covenants set forth in this Agreement, for which Buyer will have the remedies set forth in Article XIII), Buyer’s sole remedy for any Title Defect with respect to any of the Assets shall be as set forth in this Article IV.

(b)If the Closing occurs, then effective as of the Closing Date, the Company Sellers warrant Defensible Title to the Leases, Subject Interests, Mineral Interests, Federal Unit Agreement Interests and Wells of the Company against any Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the Company, but not otherwise, subject, however, to the Permitted Encumbrances.  If the Closing occurs, then effective as of the Closing Date, RNR warrants good and marketable title to the Purchased Assets against any Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the RNR, but not otherwise, subject, however, to the Permitted Encumbrances.

(c)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by the Company or RNR, as applicable, in that Asset that, subject to and except for Permitted Encumbrances:

(i)with respect to each Federal Unit and throughout the duration of the productive life of such Federal Unit, entitles the Company to receive, for all Hydrocarbons produced, saved or marketed from such Federal Unit, not less than the percentage or decimal interest set forth in Exhibit F as the Company’s “Net Revenue Interest” or “NRI” for such Federal Unit (except for (a) production from zones or formations other than those to which the applicable Federal Unit applies (b) decreases in connection with any operation in which the owner of such Federal Unit may elect after the Closing to be a non-consenting co-owner, (c) decreases resulting from the establishment after the Execution Date of pooled, communitized, or unitized units, (d) decreases required to allow other working interest owners, pipelines, or plants to make up any Imbalances, to the extent set forth on Section 7.25 of the Disclosure Schedule, or (e) decreases caused by the Buyer, the Company or their respective successors or assigns after the Closing Date);

(ii)with respect to each Federal Unit and throughout the duration of the productive life of such Federal Unit, obligates the Company to bear costs and expenses relating to the maintenance, development and operation of such Federal Unit not greater than the percentage or decimal interest set forth in Exhibit F as the Company’s “Working Interest” or “WI” for the Federal Unit (except to the extent any such increase is (a) for zones or formations other than those to which the applicable Federal Unit applies (b) accompanied by a proportionate increase in the applicable Net Revenue Interest, (c) caused by the establishment after the Execution Date of pooled, communitized or unitized units or (d) caused by the Buyer, the Company or their respective successors or assigns after the Closing Date); and

(iii)is free and clear of all Encumbrances and material defects in title.

(d)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases, Mineral Interests, Contracts, Easements and Material Agreements, provided that, in each case, such terms do not operate to reduce the Net Revenue Interests of the Company below those set forth in Exhibit F or increase the Working Interests of the Company above those set forth in Exhibit F without a corresponding increase in the Net Revenue Interests;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts not yet due or payable and arising in the ordinary course of business;

(iii)any Encumbrances for Taxes and assessments not yet delinquent;

(iv)any Encumbrances for Taxes and assessments that are being contested in good faith, to the extent such contested taxes are disclosed in Section 4.02(d)(iv) of the Disclosure Schedule;

(v)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any Encumbrances or security interests created by Law or reserved in Hydrocarbon leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to the Company or RNR its interests in the Assets, provided that, in each case, such matters do not operate to reduce the Net Revenue Interests of the Company below those set forth in Exhibit F or increase the Working Interests of the Company above those set forth in Exhibit F without a corresponding increase in the Net Revenue Interests;

(vi)any obligations or duties affecting the Assets to any federal, state, tribal, municipal, domestic or foreign court, tribunal, administrative agency, legislative body, department, commission, board, bureau or other governmental authority or instrumentality, including the U.S. Bureau of Indian Affairs (BIA) and the Navajo Nation (collectively, “Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vii)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by the Company or RNR or over which the Company or RNR owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(viii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of the Company below those set forth in Exhibit F or increase the Working Interests of the Company above those set forth in Exhibit F without a corresponding increase in the Net Revenue Interests;

(ix)Preferential Purchase Rights set forth in Section 7.21 of the Disclosure Schedule with respect to which (A) waivers or consents are obtained prior to Closing from the appropriate Persons for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights prior to Closing;

(x)the statutory Preferential Purchase Right granted by the Navajo Nation Tribal Council Resolution CMY-38-85 dated May 7, 1985 to the Navajo Tribe, and codified at 18 Navajo Nation Code § 605 (the “Navajo Preferential Right”);

(xi)required Third Party consents set forth in Section 7.05(a) of the Disclosure Schedule with respect to which (A) waivers or consents are obtained prior to Closing from the appropriate Persons for the transaction contemplated by this Agreement; (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights prior to Closing; or (C) there is no provision expressly stating that a conveyance in violation thereof (1) is void or voidable, (2) triggers the payment, or the option to demand payment, of specified liquidated damages, or (3) causes a termination, or the option to terminate, of the Lease or other Asset to be conveyed; and for purposes of this Agreement, the term “Third Party” means any Person or entity, Governmental Authority, or otherwise, other than Sellers, the Company, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(xii)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(xiii)the lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; compression agreements; equipment leases; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; provided that, in each case, such terms do not operate to reduce the Net Revenue Interests of the Company below those set forth in Exhibit F or increase the Working Interests of the Company above those set forth in Exhibit F without a corresponding increase in the Net Revenue Interests;

(xiv)Encumbrances that will be released at Closing as provided in Section 12.04(f);

(xv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law; provided, however, Governmental Authority to consent to the transfer of the Assets pursuant to this Agreement shall not be a Permitted Encumbrance;

(xvi)all defects and irregularities affecting the Assets (including errors or omissions in documents related to the Assets caused by oversights in drafting, executing or acknowledging) that, individually or in the aggregate, (A) do not operate to reduce the Net Revenue Interests of the Company below those set forth in Exhibit F, (B) do not operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of the Company above those set forth in Exhibit F (without a corresponding increase in the Net Revenue Interests), or

(C) do not operate to otherwise interfere materially with the operation, value or use of the Assets;

(xvii)rights of tenants-in-common in and to any Asset;

(xviii)Imbalances, whether resulting from overproduction or underproduction, and plugging and surface restoration obligations, to the extent such Imbalances are set forth in Section 7.25 of the Disclosure Schedule;

(xix)defects based solely on a lack of information in Sellers’ or the Company’s files or references to a document that is not in such files;

(xx)any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset hereunder;

(xxi)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or any other provision of this Agreement; and

(xxii)Title Defects that have been cured or remedied by possession under applicable statutes of limitation for adverse possession or for prescription.

Section 4.03   Title Defect.  The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to the Company’s or RNR’s ownership of any Asset (excluding Permitted Encumbrances) that causes the Company or RNR not to have Defensible Title to that Asset.  In evaluating whether a matter constitutes a Title Defect, due consideration shall be given to whether such matter is of the type expected to be encountered in the area involved as determined by reasonable and prudent operators and is customarily acceptable to reasonable and prudent operators in such area.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect:  (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action or variation was not authorized and results in another Person’s superior claim of title to the relevant Asset; (b) defects that have been cured or remedied by possession under the applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the early chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Asset; (d) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more; or (f) to the extent not exercised as of the Execution Date or the Closing Date, conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Section 4.04   Notice of Title Defects.

(a)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify the Sellers of the alleged Title Defect as promptly as possible but no later than the expiration of the Examination Period.  To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by the Sellers prior to the expiration of the Examination Period; (iii) describe the Title Defect in reasonably sufficient detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Defect; and (v) include the value of the Title Defect as determined by Buyer.  Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)After receipt of an effective Title Defect Notice, the Sellers shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing and to postpone the Closing Date (with respect to all of the Assets or only those Assets affected by the Title Defect) up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure; provided however that the foregoing shall not limit the Sellers’ ability to elect remedies for Title Defects as provided in Section 4.05(a).

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)If the Buyer and Sellers agree on the Title Defect Value, that amount shall be the Title Defect Value.

(ii)If the Title Defect is an Encumbrance on any Asset, the Title Defect Value is the amount necessary to be paid to remove the Encumbrance from the affected Asset.

(iii)If the Title Defect asserted is that the NRI for a Federal Unit described on Exhibit F is less than the percentage or decimal interest set forth in Exhibit F as the Company’s NRI for such Federal Unit, then the Title Defect Value will be the product of (A) the relative change from the NRI as shown in Exhibit F and (B) the Allocated Value for such Federal Unit.

(iv)If the Title Defect represents an obligation, Encumbrance, burden or charge on the affected Asset (including an instance where the NRI for a Well is less than the NRI for the applicable Federal Unit or an instance of an increase in a WI for a Well or Wells for which there is not a proportionate increase in NRI) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, the probability that a potential title failure will result in an actual title failure, the Title Defect Value placed upon the Title Defect by Buyer and the Sellers, and any such other reasonable factors as are necessary to make a proper evaluation.

(v)If a Title Defect is not in effect, affects only certain depths, or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(vi)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value.

(vii)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the proportional share of the Allocated Value of the Federal Unit affected by the Title Defect.

(viii)To give the Sellers an opportunity to commence reviewing possible Title Defects, Buyer shall give the Sellers, on or before 5:00 p.m. Mountain Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 4.05   Remedies for Title Defects.

(a)Subject to the continuing right of the Sellers to dispute the existence of an asserted Title Defect or the asserted Title Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured on or before Closing, the Sellers shall elect to:

(i)reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(c) or Article XVIII (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02); or

(ii)with Buyer’s consent, which consent shall be at Buyer’s sole discretion, indemnify Buyer against all claims resulting from the Title Defect (an “Indemnified Title Defect”) pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in the form attached to this Agreement as Exhibit D; provided, however, that without Buyer’s consent, the Sellers shall not be entitled to elect to indemnify Buyer under this Section 4.05(a)(ii) for any Title Defect that is a discrepancy in the Net Revenue Interest or Working Interest of a well, unit, well location or Lease (as compared to the Net Revenue Interest or Working Interest set forth in Exhibit F with respect to such Asset).

(b)If at or before the Closing Buyer and the Sellers have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect or on the remedy to be applied under Section 4.05(a), Buyer or the Sellers shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect or Title Defect Value, but upon the final resolution of the Dispute, the Title Defect Value, if any, found to be attributable to the Title Defect shall be refunded by the Sellers to Buyer within five (5) Business Days of the resolution of the Dispute.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the value of a particular individual Title Defect (or individual Title Benefit) does not exceed $50,000 (net to Sellers’ interest), then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (or Title Benefits) for which an adjustment is to be made pursuant to clause (i) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then they shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made on account of Title Defects (or Title Benefits), and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (or Title Benefits) for which an adjustment is to be made pursuant to clause (i) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess; provided, however, with respect to any Title Defect (or Title Benefit) that exceeds $50,000 in value (net to Sellers’ interest), the entire Title Defect Value (or Title Benefit) (in each case, counting from the first dollar) shall be included for purposes of the calculations made in Section 4.05(c)(ii) and (iii).

Section 4.06   Third Party Consents.  Sellers shall use reasonable efforts to obtain all necessary consents from Third Parties, including consents to assign the Purchased Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall assist Sellers with those efforts.  If the holder of any consent requires that the Buyer deliver proof of its creditworthiness for the approval of such consent, then the Buyer shall reasonably cooperate with Sellers and the holder of such consent and deliver to such holder any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer.

Section 4.07   Title Benefits; Remedies.

(a)If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party at or before the expiration of the Examination Period.  Subject to Section 4.05(c), the Company Sellers shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.02(a)(iv) with respect to the Title Benefit.  For purposes of this Agreement, the term “Title Benefit” means the Company’s interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or the Company’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and the Company Sellers have not agreed on the validity of any asserted Title Benefit or the value of same at or prior to the Closing, the Company Sellers or Buyer shall have the right to elect to have the Dispute regarding the validity of the Title Benefit or the value of same determined by an Independent Expert in accordance with Article XVIII.  In that event, Buyer shall pay the undisputed portion of the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and upon resolution of the Dispute, the value of the Title Benefit, if any, Buyer shall pay to the Company Sellers any unpaid portion within five (5) Business Days of such determination.

Article V
Environmental Matters

Section 5.01   Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to the Sellers (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  The cost, risk and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review and otherwise as may be agreed by Buyer and the Sellers prior to commencement.  The Environmental Review shall not include any intrusive test, sampling, boring, or similar procedure without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  Any such Purchase Price reductions shall count toward Buyer’s termination threshold under Section 13.01(f). Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with the Sellers before physically entering any Easement or Real Property to conduct any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Laws.  Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, and the Sellers shall use commercially reasonable efforts to assist Buyer in obtaining any such consents.  The Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, the Sellers shall have the right to request split samples, at the Sellers expense.  Buyer releases, and shall defend, indemnify and hold harmless, Sellers’ Indemnitees from and against all Losses (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLERS’ INDEMNITEES) arising out of, related to, or caused by Buyer’s Environmental Review.

(b)Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant to not, disclose any Environmental Information to any Governmental Authority or other Third Party, other than Third Parties involved in the transaction, without the prior written consent of the Sellers.  Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement, which use may include disclosure to Buyer’s advisors, prospective lenders or investors, and prospective insurers.  If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide the Sellers with prompt notice sufficiently prior to any such disclosure so as to allow the Sellers to file any protective order or seek any other remedy, as the Sellers deem appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the

Environmental Information to the Sellers, which Environmental Information shall become the sole property of the Sellers without charge.

(c)Upon completion of Buyer’s Environmental Review, Buyer shall, at its sole cost and expense and without any cost or expense to Sellers’ Indemnitees (i) repair all damage done to the Assets in connection with any Buyer’s Environmental Review, (ii) restore the Assets to the same or better condition in existence prior to commencement of any Buyer’s Environmental Review, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with any Buyer’s Environmental Review.  Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s Environmental Review will be promptly corrected by Buyer.

(d)During all periods that Buyer, or any of Buyer’s representatives are physically on-site the Assets (including for purposes of Buyer’s due diligence review described in Section 4.01), Buyer shall maintain, or cause its representatives to maintain, at Buyer or its representative’s sole expense and with insurers reasonably satisfactory to the Sellers, policies of insurance of the types and in the amounts reasonably requested by the Sellers.  Upon request by the Sellers, Buyer shall provide evidence of such insurance to the Sellers prior to entering upon the Assets.

Section 5.02   Environmental Definitions.

(a)Assumed Environmental Obligations.  For purposes of this Agreement, the term “Assumed Environmental Obligations” means, all Losses related to the operation of the Assets or the condition of the Assets and any surface or subsurface depths used or affected in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), and arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects; (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c); and (v) those matters described on Section 5.02(a) of the Disclosure Schedule.

(b)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition identified with specificity in Buyer’s Environmental Review that constitutes a material violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which the affected Asset is located, excluding, however (i) any environmental conditions that do not exceed the threshold and deductible values in Section 5.04(c), and (ii) any environmental conditions that are listed on Section 5.02(a) of the Disclosure Schedule, in each case, which environmental conditions shall be deemed not to constitute Environmental Defects, but which shall nonetheless be Assumed Environmental Obligations.

(c)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated Losses to resolve and to correct the Environmental Defect in the most cost-effective manner reasonably available, taking into account (i) that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulations, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, (ii) the continuing long-term need to operate the Asset, (iii) customary industry practices, (iv) the net present value of such Environmental Condition, and (v) the requirements of Environmental Laws.  An Environmental Defect caused by or arising from the same event or occurrence or series of related events or occurrences may affect more than one Asset, in which case the Environmental Defect Value for each such Asset will be aggregated with the other Assets affected by such Environmental Defect caused by or arising from the same event or occurrence or series of related events or occurrences; provided that, for purposes of this aggregation clause only, the definition of Environmental Defect in Section 5.02(b) is amended to mean, with respect to any given Asset, an individual environmental condition materially affecting such Asset.

(d)“Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances), the environment, wildlife, historic or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the Navajo Nation analog to such law; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act (“OSH Act”), 29 U.S.C. §§ 651-678 (as the OSH Act relates to exposure to Hazardous Substances); the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j-26; the Endangered Species Act, 16 U.S.C. §§ 1531-1544; the Migratory Bird Treaty Act, 16 U.S.C. §§ 703-712; the Bald and Golden Eagle Protection Act, 16 U.S.C. §§ 668-668c; the National Historic Preservation Act, 16 U.S.C. §§ 470-470w-6, all regulations implementing these Laws; and all similar Laws entered, issued or made by any Governmental Authority having jurisdiction over the Assets or the operation thereof, and all amendments to such Laws.

(e)Hazardous Substances.  For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)Indemnified Environmental Defects.  For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which the Sellers have elected to indemnify Buyer in accordance with Section 5.04(a)(ii).

Section 5.03   Notice of Environmental Defects.  If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify the Sellers of the alleged Environmental Defect as promptly as possible but no later than the expiration of the Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by the Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonably sufficient detail, including (A) the written conclusion of Buyer’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review; and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated; (iv) identify the specific Asset or Assets affected by the Environmental Defect; (v) if Buyer collected environmental samples, include a site plan showing the location of such sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (vi) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vii) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if the Sellers elected Section 5.04(a)(i) as the remedy for it.  Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation.  After receipt of an effective Environmental Defect Notice, the Sellers shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing and to postpone the Closing Date (with respect to all of the Assets or only those Assets affected by the Environmental Defect) up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure.

Section 5.04   Remedies for Environmental Defects.

(a)Subject to the continuing right of the Sellers to dispute the existence of an asserted Environmental Defect or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, the Sellers shall elect to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVI (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02); or

(ii)with Buyer’s consent, in Buyer’s sole discretion, indemnify Buyer against all claims resulting from the Environmental Defect pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) in the form attached to this Agreement as Exhibit E.

(b)If at or before the Closing Buyer and the Sellers have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect or on the remedy to be applied under Section 5.04(a), Buyer or the Sellers shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Environmental Defect or Environmental Defect Value, but on the final resolution of the Dispute, the Environmental Defect Value, if any, found to be attributable to the Environmental Defect shall, subject to Section 5.04(c), be refunded by the Sellers to Buyer within five (5) Business Days of the resolution of the Dispute.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value (net to Sellers’ interest) for a particular individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects for which an adjustment is to be made pursuant to clause (i) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase Price shall be made on account of Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects for which an adjustment is to be made pursuant to clause (i) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess; provided, however, with respect to any Environmental Defect Value that exceeds $50,000, the entire value of such Environmental Defect (counting from the first dollar) shall be included for purposes of the calculations made in Section 5.04(c)(ii) and (iii).

Section 5.05   No Warranty Regarding Environmental Matters.  EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES IN SECTION 7.14, EACH COMPANY SELLER WILL CONVEY ITS RESPECTIVE COMPANY UNITS AND RNR WILL CONVEY THE PURCHASED ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.  BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS (OTHER THAN A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 7.14) IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS Article V.

Section 5.06   Physical Condition of the Assets.  Buyer acknowledges that the Assets have been used by the Company for Hydrocarbon drilling, enhanced recovery and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses. In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Sellers or be readily apparent by a physical inspection of the property.  Buyer understands that Sellers may not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Sellers do not make any representation or warranty with respect to those matters and, except pursuant to the Environmental Defect procedures in Section 5.04, Buyer expressly assumes all Liabilities for those matters (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS’ INDEMNITEES).

Section 5.07   NORM.  Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and, except pursuant to the Environmental Defect procedures in Section 5.04, Buyer assumes Sellers’ and the Company’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS’ INDEMNITEES).

Article VI
Representations and Warranties of Sellers

Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), each Seller jointly and severally represents and warrants to Buyer on the Execution Date and on the Closing Date that:

Section 6.01   Existence.  Each of Resolute and HACI is a corporation, and RNR is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and each has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  Each of Resolute, HACI and RNR is duly qualified to do business and in good standing in each jurisdiction where required to do so, except where the failure to be so duly qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 6.02   Legal Power.  Each of Resolute, HACI and RNR has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for itself.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Resolute’s, HACI’s or RNR’s governing documents, as applicable; or

(b)any judgment, order, ruling or decree applicable to Resolute, HACI or RNR as a party in interest or any Law applicable to Resolute, HACI or RNR.

Section 6.03   Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Sellers are duly and validly authorized by the requisite corporate or limited liability company action, as applicable, on the part of Sellers.  This Agreement has been duly executed and delivered by Sellers (and all documents this Agreement requires be executed and delivered by Sellers at Closing will be duly executed and delivered by Sellers) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing those other documents will constitute (assuming due authorization, execution and delivery by Buyer), the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04   Ownership of Company Units.  Except as set forth in Section 6.04 of the Disclosure Schedule, at the Closing Date, each of Resolute and HACI will hold and deliver to Buyer all of its respective Company Units, free and clear of all Encumbrances.  Resolute and HACI are the sole owners of the Company and pursuant to this Agreement, on the Closing Date, Buyer will own all of the issued and outstanding Company Units.  There are no Company Units in certificated form.  Except for this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, convertible securities, trusts or commitments of any character obligating Resolute or HACI to sell the Company or any portion thereof or limiting its ability to sell the Company Units to Buyer. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company.  There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Seller is a party or by which the Company or any Company Seller is bound with respect to the voting of any equity interests in the Company.

Section 6.05   Charter Documents of the Company.  Company Sellers have furnished to Buyer true and correct copies of the certificate of formation and limited liability company agreement of the Company, and all amendments thereto.

Section 6.06   Brokers.  Except as set forth in Section 6.06 of the Disclosure Schedule, no broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or any Affiliate of Sellers for which Buyer has or will have any Liabilities.

Article VII
representations and warranties as to the business

Except as set forth in the Disclosure Schedule, each Seller jointly and severally represents and warrants to Buyer on the Execution Date and on the Closing Date that:

Section 7.01   Existence.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  The Company is duly qualified to do business and in good standing in each jurisdiction where required to do so, except where the failure to be so duly qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 7.02   Legal Power.  The Company has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for itself.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of the Company’s governing documents; or

(b)any judgment, order, ruling or decree applicable to the Company as a party in interest or any Law applicable to the Company.

Section 7.03   Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for the Company are duly and validly authorized by the requisite limited liability company action, as applicable, on the part of the Company.  This Agreement has been duly executed and delivered by the Company (and all documents this Agreement requires be executed and delivered by the Company at Closing will be duly executed and delivered by the Company) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing those other documents will constitute (assuming due authorization, execution and delivery by Buyer), the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04   Capital Structure of the Company; Subsidiaries.

(a)Section 7.04 of the Disclosure Schedule sets forth the authorized issued and outstanding units of the Company.  The Company Units have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable, are not subject to any preemptive or subscription rights and were not issued in violation of any preemptive or subscription rights.  The Company does not hold any of its equity interests in treasury, nor are any membership interests reserved for issuance.

(b)The Company has no subsidiaries and does not own an interest in or control, directly or indirectly, any Person.

Section 7.05   Required Approvals; No Conflict or Violation.

(a)No consent of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Sellers and the Company of this Agreement and the consummation by Sellers and the Company of the transactions contemplated by this Agreement, except for such consents (i) set forth on Section 7.05(a) of the Disclosure Schedule or (ii) the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect.

(b)Except as set forth on Section 7.05(b) of the Disclosure Schedule, the execution, delivery, consummation and performance of this Agreement do not and shall not violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or receive benefits under, result in the loss of a material benefit under, result in the imposition of any Encumbrance on any of the Assets or the Company Units under, or require any notice under, any Material Agreement to which the Company or RNR is a party or by which such Party is bound.

Section 7.06   Financial Statements.  As of the Execution Date, Sellers have delivered to Buyer true and complete copies of a lease operating expense schedule and revenue statement of the Business and unaudited financial statements (income statement, balance sheet and statement of cash flow) of the Company, in each case dated as of July 31, 2017.  As of the Closing Date, Sellers have delivered to Buyer true and complete copies of a lease operating expense schedule and revenue statement of the Business and unaudited financial statements (income statement, balance sheet and statement of cash flow) of the Company, in each case as of the final day of the first month immediately preceding the Closing Date for which such statements are available.  Company Sellers have delivered to Buyer true and complete copies of Tax Returns for the Company for Tax years 2014 and 2015, and when delivered (on or before September 15, 2017), the Tax Return for the Company for Tax year 2016 shall be true and complete.

Section 7.07   No Undisclosed Liabilities.  Except as set forth on Section 7.07 of the Disclosure Schedule or in the financial statements provided pursuant to Section 7.06, the Business has not incurred Indebtedness or Liabilities, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice, (b) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect or (c) any Title Defect or Environmental Defect.  For purposes hereof, “ordinary course” Liabilities include only liabilities and obligations incurred in the normal course of the Business consistent in all material respects with past practice and amounts, and do not include any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by the Company or any Company Seller.

Section 7.08   Insurance.  Section 7.08 of the Disclosure Schedule sets forth all current policies of insurance owned or held by or maintained for the benefit of the Company or RNR which relate to the Business.  Such policies are in full force and effect and satisfy all requirements of applicable Laws and any agreements relating to the Business to which the Company or RNR is a party, except for such failures as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 7.09   Employees and Employee Benefit Plans.

(a)Prior to the date hereof, Sellers have delivered to Buyer a list of all Business Employees (the “Business Employee List”), as of a date not earlier than ten (10) days prior to the date of this Agreement, setting forth each Business Employee’s (i) name; (ii) department/function; (iii) title or job/position; (iv) Union or non-Union status; (v) salaried or hourly status; (vi) location of employment; (vii) annual base salary or base rate of pay; and (viii) target bonus amount, if any, for the current fiscal year. Not earlier than five (5) days prior to the Closing Date, Sellers shall provide an updated Business Employee List to Buyer.

(b)Except as set forth in Section 7.09(b) of the Disclosure Schedule, none of the Business Employees are covered by a collective bargaining agreement with respect to their employment in the Business. There is, to the Knowledge of Sellers, no strike or other labor dispute involving the Business Employees pending or threatened, nor to the Knowledge of the Sellers, is there any labor organization activity involving the Business Employees.  The Company does not employ any of the Business Employees and has no employees.

(c)Section 7.09(c) of the Disclosure Schedule sets forth a list of each material Business Employee Benefit Plan. Sellers have heretofore delivered or made available to Buyer copies of the material Business Employee Benefit Plans or descriptions thereof and the most recent summary plan descriptions for such Business Employee Benefit Plans, if applicable. The Company does not sponsor, maintain, or administer any Employee Benefit Plan, and the Company will not have any Liability with respect to any Business Employee Benefit Plan after the Closing.

(d)No liability under Title IV of ERISA has been incurred by any of the Sellers or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that could reasonably be expected to result in any of the Sellers or any of their respective ERISA Affiliates incurring any liability under such Title.  None of the assets of the Sellers or any of their respective ERISA Affiliates are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(e)None of the Sellers nor any of their respective ERISA Affiliates has incurred any withdrawal liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) that has not been satisfied in full, and no condition exists that could reasonably be expect to result in any of the Sellers or any of their respective ERISA Affiliates incurring any such withdrawal liability.

Section 7.10   Litigation.  Except as provided on Section 7.10 of the Disclosure Schedule, there are no actions, suits or proceedings pending against the Company or the Business or, to Sellers’ Knowledge, threatened, in any court, arbitration proceeding or other dispute resolution venue or by or before any Governmental Authority that would have a Material Adverse Effect.

Section 7.11   Material Agreements.  Other than the Leases, Section 7.11 of the Disclosure Schedule lists all of the following types of contracts, agreements and other documents relating to the Business to which the Company or RNR is a party or by which the Company or any of the Assets are bound as of the date hereof (the “Material Agreements”):

(a)any agreement with any Affiliate of Resolute;

(b)any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Company’s interest in the Assets or for the purchase, sale, processing, transportation or other disposal of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than thirty (30) days prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner;

(c)any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than non-consent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with the Company’s surrender or release of any of the Assets;

(d)any tax partnership agreement affecting any of the Assets;

(e)any agreement that creates any area of mutual interest or similar provision with respect to the acquisition by the Company or its assigns of any interest in any Hydrocarbons, land or asset or contains any restrictions on the ability of the Company or its assigns to compete with any other Person;

(f)any agreement that can reasonably be expected to result in aggregate payments by, or revenues to, the Company of more than $250,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such agreement;

(g)any agreement with respect to any swap, forward, future or derivative transaction or option or other similar hedge agreement;

(h)any agreement for Indebtedness;

(i)any drilling contract, joint operating agreement, exploration agreement, development agreement, participation agreement or similar agreement;

(j)any agreement with the Navajo Tribe or the Navajo Nation Oil & Gas Company affecting the Assets or Sellers interest therein;

(k)any agreement that is a seismic or other geophysical acquisition agreement or license; and

(l)any agreement that contains any rights allowing a third party to participate in any sales or purchases of any of the Assets that are triggered by or applicable to the transactions contemplated by this Agreement.

Neither the Company nor RNR is (and to Sellers’ Knowledge, no other Person is) in default (or with the giving of notice or the lapse of time or both, would not be in default) under any Material Agreement.  Prior to execution of this Agreement, Sellers shall have provided Buyer or made available to Buyer, true, correct and complete copies of the Material Agreements.  The Material Agreements are in full force and effect in accordance with their terms, and constitute the valid and binding obligation of the Company or RNR, as applicable, and to Sellers’ Knowledge, of each of the other parties thereto, and enforceable in accordance with its terms.

Section 7.12   Taxes and Assessments.

(a)Each material Tax Return required to be filed by the Company or RNR relating to or in connection with the Company’s or RNR’s acquisition, ownership or operation of the Assets has been timely and properly filed and the Company or RNR, as applicable, has paid all Taxes shown thereon as owing and all such Tax Returns are correct and complete in all material respects.

(b)Income Tax and any other material Taxes relating to or in connection with the Company or RNR’s acquisition, ownership or operation of the Assets that are or have become due have been timely and properly paid (whether or not shown on any Tax return), and neither the Company nor RNR are delinquent in the payment of such Taxes.

(c)Except for Taxes not yet due and payable, neither the Company nor RNR has received written notice of any claim from any applicable Governmental Authority for the assessment of any Taxes with respect to the Company or RNR’s Assets.

(d)There is not currently in effect any extension or waiver of any statute of limitation of any jurisdiction regarding the assessment or collection of Taxes from the Company or RNR relating to or in connection with the Company’s or RNR’s acquisition, ownership or operation of the Assets.

(e)Except as disclosed in Section 7.12(e) of the Disclosure Schedule, there are no audits, administrative proceedings or lawsuits pending against the Assets or against the Company or RNR by any applicable Governmental Authority with respect to Taxes, relating to the ownership or operation of the acquisition, ownership, or operation of the Assets.

(f)All Tax withholding and deposit requirements imposed by applicable Law have been timely and properly satisfied in all respects by the Company or RNR.

(g)Neither the Company nor RNR is a party to any Income Tax allocation or sharing agreement.

(h)No Encumbrance exists (whether or not filed in the real property records of any applicable Governmental Authority) on or with respect to any Asset as a result of a failure to pay any Tax other than a Permitted Encumbrance.

(i)None of the Assets are subject to any tax partnership agreement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than the Company’s partnership tax return).

(j)There are no unpaid Taxes with respect to the Company or RNR’s acquisition, ownership and operations of the Assets that could give rise to any material Encumbrance against the Assets on or after the Closing Date.

(k)All of the Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, except for such failures to properly list and describe that would not have, individually or in the aggregate, a Material Adverse Effect.

(l)There is no agreement as to indemnification for, contribution to, or payment of Taxes related to the Company or the Company’s or RNR’s Assets or its operations between the Company or RNR (or a Seller with respect to the Assets) and any other Person, including pursuant to a tax sharing agreement, lease agreement, or buy/sale agreement.

(m)From its inception until August 1, 2009, the Company was treated as a disregarded entity for federal income tax purposes. Since August 1, 2009, the Company has been and, through the Closing Date, will be classified as a partnership for federal income tax purposes.  The Company has not filed, and will not file, an election under Treasury Regulation Section 301.7701-3 or comparable state or local Law to be taxable as an association.  The Company has not been a member of an affiliated group filing consolidated income Tax Returns under Section 1501 of the Code or any similar provision of state, local or foreign Law.  The Company has no liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.  The Company for any period that it was a disregarded entity for U.S. federal tax (and state and local Tax law as applicable) purposes had no Tax liabilities described in Treasury Regulation Section 301.7701-2(c)(2)(iii).

(n)Neither the Company nor RNR has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A).

Section 7.13   Compliance with Law And Government Authorizations.

(a)Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and RNR have obtained and are maintaining all tribal, federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefore (the “Governmental Authorizations”) that are presently necessary or required to conduct the Business as it is presently conducted and (ii) no written notices of violation have been received by the Company or RNR from a Governmental Authority, and no proceedings are pending or, to Sellers’ Knowledge, threatened that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations.

(b)The Company and the Business are in compliance with all applicable Laws except for such noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect.  Notwithstanding the foregoing, this Section 7.13(b) does not relate to Taxes and Environmental Laws, which are addressed in Article V, Section 7.12, Section 7.14 and Section 7.17, respectively.

Section 7.14   Environmental Matters Except as set forth on Section 7.14 of the Disclosure Schedule:

(a)The Company is and, since January 1, 2014, has been in compliance with applicable Environmental Laws in all respects, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect;

(b)Except as would not, individually or in the aggregate, have a Material Adverse Effect, all permits, approvals, and licenses required from Governmental Authority pursuant to Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been obtained and are in full force and effect, the Assets are in compliance with all Environmental Permits and there are no conditions or circumstances that would reasonably be expected to result in revocation, termination or modification of any Environmental Permit;

(c)Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company (i) has not received from any Governmental Authority any written notice of violation of, alleged violation of, or non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Law involving the operations of the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Company has no obligations outstanding and (ii) is not subject to any outstanding governmental order, “consent order”, schedule, decree or other agreement issued or entered by a Governmental Authority pursuant to Environmental Laws concerning the Assets;

(d)(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there has been no release of Hazardous Substances on or from any of the Assets in violation of any applicable Environmental Laws or that requires any remedial action or corrective action pursuant to applicable Environmental Laws, and (ii) to the Knowledge of Sellers, there are no Hazardous Substances at, on or from the Assets in concentrations that would reasonably be expected to result in any material remedial action or material corrective action;

(e)Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has not transported or arranged for the transportation of Hazardous Substances in connection with Sellers’ ownership, use, operation or maintenance of the Assets in a manner that may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, nor do Sellers have any Knowledge of any other person who has undertaken such activities which may lead to such claims against Buyer; and

(f)The Company has made available for inspection by Buyer a copy of the  April 2017 environmental assessment report of the Assets.

Section 7.15   Lease Status/Rentals/Royalties.  Except as set forth on Section 7.15 of the Disclosure Schedule, (i) all bonuses, rentals, royalties and operating expenses payable with respect to the Assets prior to the Effective Time have been duly and properly paid by the Company in accordance with the Material Agreements, the Leases and applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, to the extent that non-compliance with the foregoing by the Company would have a Material Adverse Effect and (iii) the Company has not received a written notice of default with respect to the payment or calculation of any rentals or royalties attributable to the Assets.

Section 7.16   Calls on Production.  Except as set forth on Section 7.16 of the Disclosure Schedule, the Company has not (i) received any advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor, (ii) taken or received any amount of Hydrocarbons under any gas balancing agreements, gas transportation, gathering or processing agreements or other arrangements not accounted for in a Purchase Price adjustment hereunder that permit any Person thereafter to receive any portion of the interest of the Company or its Hydrocarbons, or permit the Company to receive any portion of the interest or the Hydrocarbons of another Person, to “balance” any disproportionate allocation of Hydrocarbons, or (iii) received any advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.  Except as set forth on Section 7.16 of the Disclosure Schedule, no Hydrocarbons attributable to the Assets are subject to a sales contract (other than contracts terminable on no more than thirty (30) days’ notice) and no Person has any call upon, option to purchase or similar rights with respect to the production from the Assets; production from the Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing.

Section 7.17   Well Abandonments.  Except as set forth on Section 7.17 of the Disclosure Schedule, all wells involving the Assets which have been permanently abandoned by the Company or by the Company Sellers were abandoned in accordance with all applicable Laws and Material Agreements; there are no Wells included in the Assets that are presently required by applicable Law or any Material Agreement to be permanently plugged and abandoned during the two (2) years following the Closing Date; and the Company Sellers and the Company have not received any written notices from any applicable Governmental Authorities or other Persons that: (a) any such permanently abandoned wells were not abandoned in accordance with all applicable Laws or Material Agreements; or (b) any current action is required with regard to any previously-abandoned wells.

Section 7.18   Title to and Sufficiency of Assets.  RNR has good and valid title to, or an enforceable leasehold interest in, the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances and, upon Closing, Buyer shall acquire good and marketable title thereto. The assets and rights owned by the Company together with the assets and rights included in the Purchased Assets constitute all of the material assets held for use or used in connection with the Business (except for the Excluded Assets), and are, in the aggregate, sufficient to operate the Business as conducted as of the date hereof and as contemplated to be operated as of the Closing Date.

Section 7.19   Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against the Company or the Business.

Section 7.20   Suspense.  Section 7.20 of the Disclosure Schedule lists all funds held in suspense (including funds held in suspense for unleased interests) and prepaid expenses held by the Company as of August 31, 2017 that are attributable to the Assets.

Section 7.21   Preferential Rights.  Section 7.21 of the Disclosure Schedule sets forth all Preferential Purchase Rights that are applicable to the transactions contemplated hereby.

Section 7.22   Bank Accounts and Powers of Attorney.  Except for the Exxon Escrow Account, the Company maintains no bank accounts or investment accounts.  For and through the 2017 calendar year, before and after giving effect to the Exxon Escrow Refund, the Exxon Escrow Account is fully funded in accordance with (i) the Purchase and Sale Agreement and Assignment and Bill of Sale, each dated effective January 1, 2005, among Exxon (and its affiliates), the Company and NNOGC, and (ii)  the Escrow Agreement, and as of the Execution Date and, as applicable, the Closing Date, no additional payments are due by the Company thereunder.  Section 7.22 of the Disclosure Schedule sets forth a list of all valid powers of attorney issued by the Company or RNR that affect the Assets and will remain in effect after the Closing.

Section 7.23   Bonds and Credit Support.  Section 7.23 of the Disclosure Schedule lists all bonds, letters of credit and other similar credit support instruments maintained by the Sellers and the Company with respect to the Assets.

Section 7.24   Intellectual Property Rights.  As of the Execution Date and, as applicable, the Closing Date, the Company has the right to use all intellectual property used by the Company or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person.  To the Knowledge of the Company Sellers, no other Person is infringing the rights of the Company in any of its intellectual property.

Section 7.25   Imbalances.  To Sellers’ Knowledge, except as set forth on Section 7.25 of the Disclosure Schedule, as of the date or dates reflected thereon, (i) there are no Hydrocarbon production, pipeline, transportation or processing imbalances existing with respect to the Assets, and (ii) Sellers have not received prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of Sellers’ share of the Hydrocarbons produced from the Assets as a result of which a material obligation exists to deliver Hydrocarbons produced from the Assets after the Closing Date without then or thereafter receiving full payment.

Section 7.26   Capital Projects.  Section 7.26 of the Disclosure Schedule lists a description of all Wells or other capital projects in progress for which Sellers have issued or received, as the case may be, an authority for expenditure, and associated costs or estimates thereof to the extent such costs or estimates exceed $50,000 per Well net to Sellers’ interest.

Section 7.27   No Other Representations or Warranties; Disclosed Materials.  Except for the representations and warranties contained in this Agreement (as qualified by the Disclosure Schedule), neither Sellers nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to the Business (including the value, condition or use of any Asset) or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties not contained in this Agreement, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, managers, employees or agents.  Except for the representations and warranties contained in this Agreement (as qualified by the Disclosure Schedule) and the warranty under the Assignment and Bill of Sale, Sellers disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of Sellers or any of their Affiliates). The disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

Article VIII
Representations and Warranties of Buyer

Buyer and Parent Guarantor each represents and warrants to Sellers on the Execution Date and the Closing Date that:

Section 8.01   Buyer’s Existence.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and on or before the Closing Date will be qualified to conduct business and in good standing in the States of Colorado and Utah.  Parent Guarantor is an Australian company limited by shares duly formed, validly existing and in good standing under the Laws of Australia.  Each of Buyer and Parent Guarantor has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 8.02   Legal Power.  Each of Buyer and Parent Guarantor has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer and Parent Guarantor, respectively. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)any provision of Buyer’s or Parent Guarantor’s governing documents, respectively;

(ii)any material agreement or instrument to which Buyer or Parent Guarantor is a party or by which Buyer or Parent Guarantor is bound, respectively; or

(iii)any judgment, order, ruling or decree applicable to Buyer or Parent Guarantor as a party in interest or any Law applicable to Buyer or Parent Guarantor, respectively.

Section 8.03   Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer and Parent Guarantor are duly and validly authorized by all requisite corporate or other action on the part of Buyer and Parent Guarantor. This Agreement has been duly executed and delivered by Buyer and Parent Guarantor (and all documents this Agreement requires be executed and delivered by Buyer or Parent Guarantor at Closing will be duly executed and delivered by Buyer or Parent Guarantor, as applicable) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer or Parent Guarantor, as applicable, enforceable against Buyer or Parent

Guarantor, as applicable, in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8.04   Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or Parent Guarantor or any of their Affiliates for which any Seller has or will have any Liabilities.

Section 8.05   Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s or Parent Guarantor’s knowledge, threatened against Buyer or Parent Guarantor or any of their Affiliates.

Section 8.06   Litigation.  There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s or Parent Guarantor’s knowledge, threatened against Buyer or Parent Guarantor or any of their Affiliates that has materially affected or will materially affect Buyer’s or Parent Guarantor’s ability to consummate the transactions contemplated by this Agreement.

Section 8.07   Qualifications.  Buyer is now, and after the Closing shall continue to be, qualified to own federal, tribal and state oil, gas and mineral leases in all jurisdictions to the extent applicable where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable Governmental Authorities, Buyer shall maintain lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such regulations of Governmental Entities governing the ownership and operation of such leases.

Section 8.08   Investment.  Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets and the Company Units for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky Laws or any other applicable securities Laws.  Buyer understands and acknowledges that if any of the Assets and the Company Units were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 8.09   Funds.  Buyer shall arrange to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 8.10   Independent Investigation.  Buyer and Parent Guarantor are experienced and knowledgeable investors in the oil, gas and mineral resources industry that have previously expended substantial amounts in the acquisition and development of oil, gas and mineral properties.  Prior to entering into this Agreement, Buyer and Parent Guarantor were advised by and have relied solely on their own legal, tax and other professional counsel concerning this

Agreement, the Assets, the Purchased Assets, the Company Units and their value.  Buyer and Parent Guarantor are knowledgeable of the usual and customary practices of producers such as Sellers, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and they have had (or will have prior to the Closing) access to the Assets, the officers and employees of the Business, and the books, records and files of Sellers relating the Business, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer and Parent Guarantor have relied solely on the basis of their own independent due diligence investigation of the Business, upon the representations and warranties in Article VI and Article VII and upon the covenants of Sellers’ in this Agreement, and not on any other representations, warranties or covenants of Sellers’ or any other Person.

Article IX
COVENANTS AND AGREEMENTS

Section 9.01   Covenants and Agreements of Sellers.  Sellers covenant and agree with Buyer as follows:

(a)Status.  Sellers shall use their reasonable efforts to assure that as of the Closing Date they will not be under any material legal, contractual or other restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(b)Notices of Claims.  Sellers shall promptly notify Buyer if, between the Execution Date and the Closing Date, Sellers or the Company receive written notice of any claim, suit, action or other proceeding or written notice of any default under any Material Agreements affecting the Business, and promptly notify Buyer of any other event that would have a Material Adverse Effect on the Business or the transactions contemplated hereby.

(c)Compliance with Laws.  During the period from the Execution Date through the Closing Date (inclusive of both dates), Sellers shall cause the Company and the Assets to be operated in compliance in all material respects with all applicable Laws.

(d)Technical and Operational Cooperation. From the Execution Date and continuing until Closing, Sellers shall make those senior and field-level operational and technical employees directly associated with the Aneth Field reasonably available during business hours to meet at their regular business location with Buyer and its representatives for the purpose of assisting Buyer in gathering and developing information to be furnished to Buyer’s independent petroleum engineer. Sellers shall cause their respective operational and technical employees directly associated with the Aneth Field to provide, commercially reasonable assistance in gathering and developing the customary due diligence information, including such information as is customarily required to prepare a reserve report, reasonably requested by Buyer and its representatives and independent petroleum engineer. Notwithstanding anything to the contrary, the assistance to be provided by Sellers’ employees hereunder shall only be provided to the extent such assistance does not unreasonably disrupt such employee’s job performance and the operations of Sellers in the ordinary course of business.

(e)Master Service Agreements. After the Closing Date and prior to the Transition Date, if requested by Buyer, RNR shall use commercially reasonable efforts to assign to Buyer or its Affiliate any master service agreements to which RNR is a party and which relate solely to the Assets. For the avoidance of doubt, Buyer acknowledges that this covenant does not apply to any master service agreements which relate to assets that do not constitute Assets, even if such master service agreement also relates to Assets.

Section 9.02   Covenants and Agreements of Buyers.  Buyer covenants and agrees with Sellers as follows:

(a)Status. Buyer shall use reasonable efforts to assure that as of the Execution Date it will not be under any material legal, contractual or other restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(b)Change of Name. As soon as reasonably possible after the Closing (i) but in no event later than thirty (30) days after Closing, Buyer shall change the name of the Company to remove the names of Sellers and their Affiliates or any variations on them, including “Resolute”, and Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the foregoing and (ii) but in no event later than sixty (60) days after Closing, unless prohibited by Governmental Authorities or applicable Laws, Buyer shall remove the names of Sellers and their Affiliates or any variations on them, including “Resolute”, from any signage located in the Aneth Field.

(c)Exxon Escrow Refund. If after the Closing Buyer receives the Exxon Escrow Refund attributable to the Company as contemplated by the First Escrow Amendment, Buyer shall immediately notify Sellers of the receipt of the Exxon Escrow Refund and pay the full amount of the Exxon Escrow Refund received by Buyer to Sellers within five (5) Business Days of receipt of the Exxon Escrow Refund. For the avoidance of doubt, the Parties acknowledge that the portion of the Exxon Escrow Refund attributable to NNOGC will be paid directly by Exxon to NNOGC. If the final executed First Escrow Amendment contains terms and conditions which render Buyer unable to fulfill its obligation under this Section 9.02(c) or which are not consistent with the definition of Exxon Escrow Refund hereunder, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent under this Section 9.02(c) as closely as possible in an acceptable manner to the end that the transactions contemplated under this Section 9.02(c) are fulfilled to the extent possible; provided that, any modification to this Agreement will be in accordance with Section 10.01(b) and Section 10.03(c).

Section 9.03   Covenants and Agreements of the Parties.

(a)Communication Between the Parties Regarding Breach. Until the Closing:

(i)Buyer shall notify Sellers promptly after Buyer obtains knowledge that any representation or warranty of Sellers or Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers or Buyer prior to or on the Closing Date has not been so performed or observed in any material respect.

(ii)Sellers shall notify Buyer promptly after Sellers obtain Knowledge that any representation or warranty of Buyer or Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer or Sellers prior to or on the Closing Date has not been so performed or observed in any material respect;

(iii) If any of Buyer’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured in its entirety by the Closing (or, if the Closing does not occur, by the date set forth in Section 12.01), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(b)Release of Managers, Directors and Officers.  Buyer, on its own behalf and on the behalf of the Company (collectively, the “Releasing Parties”), effective as of Closing, hereby releases, acquits and forever discharges each present and former manager, director and officer of the Company, and each present and former manager, director and officer of RNR who performed services for the Company, who is an individual (collectively, the “Released Parties”), from any and all claims, causes of action, demands, costs, debts, damages, obligations and liabilities, whether known or unknown, which the Releasing Parties have or may come to have against the Released Parties, whether directly, indirectly or derivatively, in each case relating to the Released Parties’ services to the Company, except for such claims, causes of action, demands, costs, debits, damages, obligations or liabilities caused by the fraud or willful misconduct of any Released Party.

(c)Cooperation and Good Faith.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Sellers will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions, including using reasonable efforts to: (i) cause the conditions set forth in Article XI to be satisfied and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 9.03(c) will not require any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise.

(d)Governmental Consents. Promptly following the execution of this Agreement, the Parties will proceed to prepare and file with the appropriate Governmental Authorities such consents and other state, tribal and federal transfer documents, including any environmental permits, licenses, registrations and authorizations, that are necessary in order to consummate the transactions contemplated by this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

(e)Other Actions and Consents.

(i)Within five (5) Business Days following the Execution Date, the Company Sellers and RNR shall notify all holders of (i) Preferential Purchase Rights relating to the Assets or (ii) rights of consent or approval relating to the transactions contemplated by this Agreement. Sellers shall promptly (but not less than five (5) Business Days prior to Closing) notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. Notwithstanding anything set forth in this Section 9.03(e), if prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof.

(ii)With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted or waived prior to Closing, or a consent or other approval has not been granted and, in each case, for which the time for election to exercise such Preferential Purchase Right or to grant such consent or approval has not expired (and Buyer is unwilling to assume the Liability associated with the failure to obtain such consent or approval), Closing with respect to the specific portion of the Assets subject to such outstanding obligations will be deferred (the “Third Party Interests”). The Purchase Price delivered to Sellers at Closing will be reduced by the value of the Third Party Interests as determined in good faith by the Parties (the “Third Party Interest Value”). In the event that after Closing any such Preferential Purchase Right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes (such that under the applicable documents the Sellers may sell the affected Third Party Interest to Buyer), then subject to the terms and conditions hereof, the Closing with respect to the applicable portion of the Third Party Interests will proceed promptly. If such waivers, consents or approvals as are necessary are not received by Sellers within one (1) year following Closing, Sellers shall retain such Third Party Interests, and the Parties shall have no further Liability or obligation to each other with respect thereto.

(iii)If at or before the Closing Buyer and the Sellers have not agreed on the Third Party Interest Value attributable to the Third Party Interests, Buyer or the Sellers shall have the right to elect to have the Dispute regarding the Third Party Interest Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed the Third Party Interest Value, but upon the final resolution of the Dispute, the Third Party Interest Value found to be attributable to the Third Party Interests shall be refunded by the Sellers to Buyer within five (5) Business Days of the resolution of the Dispute.

(iv)If any additional Preferential Purchase Rights are discovered after Closing, or if a Preferential Purchase Rights holder alleges improper notice, Buyer agrees to cooperate with Sellers in giving effect to any such valid Preferential Purchase Rights. In the event any such valid Preferential Purchase Rights are validly exercised after Closing, Buyer’s sole remedy against Sellers shall be the return by Sellers to Buyer of that portion of the Purchase Price allocated to the portion of the Assets on which such rights are exercised and lost by Buyer to such third Person and an unwinding of the transactions contemplated by this Agreement with respect to such Assets. This provision shall survive the expiration provisions otherwise applicable to the representation and warranty and indemnification provisions of this Agreement.

(f)Release of Encumbrances.  At the Closing, Sellers shall provide Buyer evidence reasonably satisfactory to Buyer of the removal and release of all Encumbrances on the Assets.

Section 9.04   Certain Employee Matters.

(a)No later than thirty (30) days prior to the Transition Date, Buyer or one or more of its Affiliates shall offer employment commencing effective as of the Transition Date, to each Business Employee who remains a Business Employee immediately prior to the Transition Date. With respect to each Business Employee who is not an Excluded Employee or a Union Employee, such offer of employment shall be (i) at a base salary or base hourly wage that is not less than the base salary or base hourly wage that such Business Employee was receiving immediately prior to the Transition Date and (ii) on other terms and conditions (including participation in retirement and welfare plans and programs) that are at least as substantially comparable, in the aggregate, to those provided by RNR and its Affiliates to such Business Employee immediately prior to the Transition Date (the “Employment Offers”).  Each Business Employee who accepts Buyer’s offer of employment and becomes employed by Buyer or one of its Affiliates on the Transition Date is herein referred to as a “Transferred Employee.” Until the first anniversary of the Transition Date, each Transferred Employee who is not an Excluded Employee or Union Employee shall, while employed by Buyer and/or its Affiliates, be employed on terms and conditions not less favorable, in the aggregate, to those set forth in such Transferred Employee’s Employment Offer.  Without limiting the immediately preceding sentence, Buyer shall provide (or cause one or more of its Affiliates to provide) each Transferred Employee (other than an Excluded Employee or Union Employee) whose employment is terminated by Buyer or any of its Affiliates without “cause” during the period commencing on the Transition Date and ending on the first anniversary of the Transition Date with severance benefits that are not less favorable than those set forth in Section 9.04(a) of the Disclosure Schedule.

(b)No later than thirty (30) days prior to the Transition Date, Buyer or one or more of its Affiliates shall offer employment commencing effective as of the Transition Date, to each Union Employee who remains a Business Employee immediately prior to the Transition Date. Such offer of employment shall be at a base salary or base hourly wage that is not less than the base salary or base hourly wage that such Union Employee was receiving immediately prior to the Transition Date and on other terms and conditions in compliance with the USW CBA and in no event, no less favorable, in the aggregate, to those provided by RNR and its Affiliates to such Business Employee immediately prior to the Transition Date except as such terms and conditions are modified or amended pursuant to any modification or amendment of the USW CBA negotiated between Buyer and the Union following Closing.  Each Union Employee who accepts Buyer’s offer of employment and becomes employed by Buyer or one of its Affiliates on the Transition Date shall be considered a Transferred Employee for all purposes of this Agreement with the sole exception of Section 9.04(a).

(c)Each of the Sellers shall permit, and cause their Affiliates to permit, Buyer to contact and make arrangements with the Business Employees regarding employment or prospective employment by Buyer after the Closing and for the purpose of ensuring the continuity of the Business, and each Seller agrees not to discourage, and to cause their Affiliates not to discourage, any Business Employees from consulting with Buyer.

(d)The Sellers shall retain responsibility for the payment of any employee benefits or entitlement, including severance pay, deferred compensation, equity-based or cash incentive compensation, accrued vacation, sick or holiday pay to any Transferred Employee or any other Business Employee pursuant to any Business Employee Benefit Plan as a result of or in connection with the consummation of the transactions contemplated hereby. Without limiting the foregoing, with respect to any annual cash bonuses that may be payable to the Transferred Employees under any short-term incentive plan of RNR or any of its Affiliates in respect of 2017 performance: (i) the Transferred Employees shall be deemed to have satisfied all applicable employment conditions notwithstanding their termination of employment with RNR immediately prior to the Transition Date; and (ii) subject to the allocation of costs in the Transition Services Agreement and Section 12.02, RNR or one of its Affiliates shall pay such bonuses in the ordinary course during 2018, subject to any applicable performance requirements and the other terms and conditions (other than employment or service conditions) of the short-term incentive plan.

(e)The Parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Sellers or their Affiliates and one or more of the Business Employee Benefit Plans that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of COBRA or state law, as applicable. The Parties expressly agree that Buyer and Buyer’s Employee Benefit Plans shall have no responsibility for the compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continuation coverage under the Business Employee Benefit Plans or who between the date of this Agreement and the Transition Date elect to receive continuation coverage, or (ii) with respect to those employees and former employees of the Sellers and their Affiliates who may become eligible to receive such continuation coverage on or prior to the Transition Date or in connection with the transactions provided for in this Agreement.

(f)For the applicable plan year that includes the Transition Date, the Transferred Employees shall not be required to satisfy any deductible or out-of-pocket maximum requirements under the benefit plans, programs and policies maintained by Buyer or its Affiliates (the “Buyer Plans”) that provide medical (including prescription drug), dental and vision benefits (collectively, the “Buyer Health Plans”) to the extent such requirements were satisfied for the portion of the current plan year under the Business Employee Benefit Plans that provide medical, dental and vision benefits (the “Business Employee Health Plans”). Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in Buyer Health Plans shall be waived with respect to the Transferred Employees (except to the extent that any such waiting period, pre-existing condition exclusion, or requirement of showing evidence of good health applied under the applicable the Business Employee Health Plans in which the Business Employee participates or is otherwise eligible to participate as of immediately prior to the Transition Date).

(g)Buyer shall cause the Buyer Plans that cover the Transferred Employees after the Transition Date to credit service with Sellers and their Affiliates and any formerly affiliated predecessor employers to the extent credited by Sellers and their Affiliates as service with Buyer under the corresponding or comparable Business Employee Benefit Plans prior to the Transition Date for purposes of (i) accruing annual vacation time and paid time off, (ii) calculating severance benefits under Buyer’s severance plan(s), and (iii) eligibility and vesting (but not for benefit accrual purposes under any defined benefit pension plan) under the Buyer Plans.

(h)From and after the Transition Date, Buyer or one of its Affiliates shall assume and honor the USW CBA. RNR and Buyer shall cooperate in connection with any engagement in any type of bargaining required in connection with the transactions contemplated by this Agreement (including, for avoidance of doubt, the Transition Services Agreement) or under applicable Law (including “effects” bargaining) with the collective bargaining representative of the Union between the date of this Agreement and the Transition Date.

(i)Subject to the terms of the Transition Services Agreement, Buyer and its Affiliates shall have sole responsibility for all Liabilities relating to or arising from Buyer’s and its Affiliates’ employment of the Transferred Employees on and following the Transition Date. Buyer and its Affiliates shall be solely responsible for any obligations or liabilities arising under the WARN Act with respect to or as a result, in whole or in part, of the actions or omissions of Buyer or any of its Affiliates on or after the Transition Date. Prior to the Transition Date, Sellers will provide to Buyer a list of employees and former employees of Sellers and their Affiliates who were employed in the Business who have incurred an “employment loss” (within the meaning of the WARN Act) (by date and location) during the ninety (90) day period preceding the Closing Date. Buyer releases, and shall defend, indemnify and hold harmless, Sellers’ Indemnitees from and against all Losses (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS INDEMNITEES) arising out of, related to, or caused by Buyer’s and its Affiliates’ employment of the Transferred Employees following the Transition Date or the terms and conditions of any Transferred Employee’s employment following the Transition Date.

(j) From and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Transition Date, except in the ordinary course of business or as required under applicable Law or the terms of any Business Employee Benefit Plan as of the date hereof, Sellers shall not, except with Buyer’s prior written consent (which consent shall not be unreasonably withheld), (i) increase the compensation or benefits payable to any Business Employee, (ii) terminate the employment of any Business Employee whose annual base compensation is greater than $150,000, other than for cause, or (iii) hire any Business Employee whose annual base compensation is greater than $150,000.

(k)No provision of this Section 9.04 shall create any Third-Party beneficiary rights under this Agreement in any Business Employee (including any beneficiary or dependent thereof).

(l)From and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the one-year anniversary of the Closing Date, Buyer may not (i) employ, hire or otherwise retain any employee (or person who was previously an employee in the 180-day period prior to such employment, hiring or retention) of RNR or any of its Affiliates or (ii) solicit, raid, entice or induce, directly or indirectly, any employee (or person who was previously an employee in the 180-day period prior to such solicitation, raid, enticement, or inducement) of RNR or any of its Affiliates or any other person who is under contract with or rendering services to RNR or any of its Affiliates in an employee-like capacity in the day-to-day business operations of RNR or any of its Affiliates, to (A) terminate his or her employment by, or contractual relationship with, RNR or its Affiliates, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for RNR or its Affiliates, or (D) become employed by or to enter into contractual relations with any persons other than RNR or its Affiliates; provided, however, that the foregoing restrictions shall not apply to Business Employees and any other employees for which Sellers have given their specific written consent for Buyer to employ or solicit.  Notwithstanding the foregoing, the publication of classified advertisements in newspapers, periodicals, internet bulletin boards or websites, or other publications of general availability or circulation not directly or indirectly targeted at any employees of RNR or its Affiliates and the hiring of any employees of RNR or its Affiliates who were not previously an employee in the 180-day period prior to the date of such hiring who respond to such advertisements in his or her own volition shall not be deemed a breach of this provision unless the advertisement is undertaken as a means to circumvent or conceal a violation of this provision.

(m)As of and effective upon the Transition Date, Sellers shall or shall cause their Affiliates to (i) assign to Buyer and its Affiliates, to the extent permitted by applicable Law and the applicable agreement, any and all nondisclosure agreements or covenants, noncompetition agreements or covenants, non-solicitation agreements or covenants or other restrictive covenants (the “Restrictive Covenants”) between Sellers or their Affiliates, as applicable, on the one hand, and any Transferred Employee (other than any Excluded Employees), on the other hand, and (ii) waive such Restrictive Covenants, and any related claims against Buyer and its Affiliates and the Transferred Employees, with respect to the Transferred Employees’ employment by Sellers or their Affiliates and activities for or on behalf of Buyer or its Affiliates following the Closing.

Section 9.05   Required Financial Statements.  Sellers acknowledge that Buyer and its Affiliates may be required to include financial statements and other financial information relating to the Assets (“Required Financial Statements”) in documents filed with the U.S. Securities and Exchange Commission or other similar securities commissions by Buyer and its Affiliates, and that such Required Financial Statements may be required to be audited. In that regard, prior to the Closing and subsequent to the Closing until December 31, 2019 to the extent Sellers are then in existence, Sellers hereby covenant and agree (i) to provide reasonable and customary assistance to Buyer in connection with the preparation of the Required Financial Statements and (ii) to provide Buyer reasonable access to such records (to the extent Sellers have such information) and personnel of Sellers as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to prepare and have audited such Required Financial Statements. Buyer shall reimburse Sellers for any out of pocket expenses incurred by Sellers in providing such assistance and access, provided that such expenses were incurred with Buyer’s prior written consent.

Section 9.06   Hedging Program.

(a)Prior to the Closing Date, Sellers shall elect to unwind, terminate or novate all of the Existing Hedging Agreements and the transactions contemplated thereby in accordance with the terms of the confirmations contained in each of the Existing Hedging Agreements.

(b)After the Execution Date and upon Buyer’s payment of the Deposit, the Sellers, in consultation with Buyer, shall use their commercially reasonable efforts to implement as promptly as practicable (but within seven (7) Business Days) a production hedging program for the volumes of crude oil production set out in items (i) to (iii) below (each such transaction initiated in accordance with this Section 9.06, a “Specified Hedging Agreement,” it being understood that the Existing Hedging Agreements do not constitute Specified Hedging Agreements); provided, however, neither the Company nor Sellers shall be obligated to (x) pay to any counterparty any fee to authorize the initiation of any Specified Hedging Agreement (unless Buyer agrees to reimburse Sellers for such fee) or (y) enter into any Specified Hedging Agreement until it has received Buyer’s approval of such Specified Hedging Agreement and the counterparty’s fees in connection therewith (including any novation or transfer fees to the extent such fees are available at that time). For the avoidance of doubt, Buyer is obligated to reimburse Sellers for any novation or transfer fees under Section 9.07 even if the amount of such fees are unable to be provided by the applicable counterparties at the time of entry into a Specified Hedging Agreement under this Section 9.06(b).

(i)For calendar year 2018, no less than 4,200 barrels of oil per day of Sellers’ daily production of oil from the Assets (it being understood that the 4,000 barrels of oil previously hedged by Sellers in consultation with Buyer applies towards this Specified Hedging Agreement);

(ii)For calendar year 2019, no less than 4,000 barrels of oil per day of Sellers’ daily production of oil from the Assets; and

(iii)For calendar year 2020, no less than 3,750 barrels of oil per day of Sellers’ daily production of oil from the Assets.

(c)If Sellers and/or the Company have authorized the initiation of any Specified Hedging Agreement in accordance with this Section 9.06 and the proposed counterparty thereto fails to initiate such Specified Hedging Agreement, neither Sellers nor the Company shall be in breach of this Section 9.06 for such counterparty’s failure to initiate such Specified Hedging Agreement; provided, however, Sellers shall have the continuing obligation to use their commercially reasonable efforts to implement the Specified Hedging Agreements as soon as reasonably practicable.

(d)Prior to the earlier of novation of a Specified Hedging Agreement to Buyer at Closing or the unwinding of such Specified Hedging Agreement after the occurrence of an Unwinding Scenario, Sellers and the Company shall (i) comply with such Specified Hedging Agreement and (ii) not (without the prior written consent of Buyer) execute or deliver any amendment or modification of, or waiver of any right under, such Specified Hedging Agreement, transfer any right or obligation under such Specified Hedging Agreement or (absent mutual agreement of Sellers and Buyer) terminate such Specified Hedging Agreement.

(e)Whether or not the Closing occurs, Buyer shall pay, be responsible for, defend, indemnify, hold harmless and forever release Sellers’ Indemnitees from and against any and all (i) payments made by Sellers or payable by Sellers to any counterparty to a Specified Hedging Agreement related to entering into the Specified Hedging Agreements or any amendments, waivers, transfers or terminations of Specified Hedging Agreements pursuant to Section 9.06(d), (ii) payments made by Sellers or payable by Sellers related to transferring to, or novating in favor of, Buyer the Specified Hedging Agreements, (iii) payments made by Sellers or payable by Sellers related to any monthly settlement of a Specified Hedging Agreement and (iv) payments made by Sellers or payable by Sellers under any Specified Hedging Agreement pursuant to an Unwinding Scenario (as defined below), in each case, without duplication of the Purchase Price adjustments pursuant to Section 12.02(a)(viii) or Section 12.02(b)(vii) (the “Hedging Indemnities”).

(f)If this Agreement is terminated prior to Closing or Buyer fails to assume the Specified Hedging Agreements or the transactions contemplated thereby at Closing for any reason whatsoever (other than a default by a counterparty to a Specified Hedging Agreement) (in either case, an “Unwinding Scenario”), then Sellers shall, at the sole cost and expense of Buyer, use their reasonable efforts to unwind all of the Specified Hedging Agreements and the transactions contemplated thereby within five (5) Business Days following the occurrence of the Unwinding Scenario in accordance with the terms of the confirmations contained in each of the Specified Hedging Agreements. In the event of an Unwinding Scenario, the following shall apply:

(i)Within three (3) Business Days after the occurrence of the Unwinding Scenario, Buyer and Sellers shall endeavor in good faith to agree on the net aggregate value of all Specified Hedging Agreements to Sellers as of the date of the Unwinding Scenario.  If Buyer and Sellers are unable to so agree, then within two (2) Business Days thereafter Sellers shall, with respect to each Specified Hedging Agreement, obtain a written quote from the applicable counterparty for the amount that such counterparty would pay (expressed as a positive number) or require to be paid (expressed as a negative number) in order to terminate such Specified Hedging Agreement as of the date such quotation is provided and promptly provide a copy thereof to Buyer and such quote shall be deemed to be agreed to by Buyer and Sellers.  The aggregate net value agreed between Buyer and Sellers or the sum of all such quotations, as applicable, shall be referred to herein as the “Aggregate Net Hedge Value”.

(ii)If this Agreement is terminated by Sellers pursuant to Section 13.01(b) because the conditions set forth in Section 11.02(a) and Section 11.02(b) have not been satisfied or waived, then (A) if the Aggregate Net Hedge Value is positive, no payment shall be owing by Sellers to the Buyer with respect to the Specified Hedging Agreements and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay the absolute value of such amount to Sellers within five (5) Business Days of receipt of such quotations.

(iii)If this Agreement is terminated by Buyer pursuant to Section 13.01(c) because the conditions set forth in Section 11.03(a) and Section 11.03(b) have not been satisfied or waived or pursuant to Section 13.01(f), then (A) if the Aggregate Net Hedge Value is positive, Sellers shall pay the absolute value of such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, no payment shall be owing by Buyer to Sellers with respect to the Specified Hedging Agreements.

(iv)If this Agreement is terminated by Buyer or Sellers pursuant to Section 13.01(a), Section 13.01(d) or Section 13.01(e), then (A) if the Aggregate Net Hedge Value is positive, Sellers shall pay one-half (1/2) of such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay one-half (1/2) of such amount to Sellers within five (5) Business Days of receipt of such quotations.

(v)If an Unwinding Scenario occurs due to Buyer’s failure to assume the Specified Hedging Agreements or the transactions contemplated thereby at Closing for any reason whatsoever ((x) including due to the failure of Buyer to engage a counterparty to a Specified Hedging Agreement and (y) other than a default by a counterparty to a Specified Hedging Agreement), then (A) if the Aggregate Net Hedge Value is positive, Sellers shall pay such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay such amount to Sellers within five (5) Business Days of receipt of such quotations.

(g)Following the Closing Date or the earlier termination of this Agreement, Buyer shall make any required payments pursuant to the Hedging Indemnities to Sellers within ten (10) Business Days after receipt of a reasonably detailed invoice with respect thereto.

(h)For the avoidance of doubt and subject to Section 9.06(f), Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, losses, costs and expenses related to the Specified Hedging Agreements and the transactions contemplated thereby (whether or not Closing occurs), including all revenues, gains, proceeds, losses, costs and expenses in an Unwinding Scenario, it being understood that all such revenues, gains and proceeds shall be the property of Buyer and that all such losses, costs and expenses shall be limited to the Hedging Indemnities.

(i)Notwithstanding anything to the contrary in this Agreement, the Specified Hedging Agreements and the transactions contemplated thereby and the actions to be taken by the Parties in accordance with this Section 9.06 and Section 9.07 are an exception to, and will under no circumstance constitute a breach of, any of (A) the representations and warranties at Section 7.11, or in the corresponding certificate to be delivered at Closing and (B) the covenants contained in Section 15.01(b).

Section 9.07   Novations. Prior to the Closing, Sellers and Buyer agree to use commercially reasonable, good faith efforts to negotiate mutually acceptable, definitive novation instruments with the applicable counterparties to the Specified Hedging Agreements (the “Novation Instruments”), including any transferee financial institution that, with Buyer, will be party to the Specified Hedging Agreements following the Closing. Sellers and Buyer shall execute and deliver such Novation Instruments to the Specified Hedging Agreement counterparties at the Closing.  Buyer shall execute an ISDA agreement with each applicable counterparty of the Specified Hedging Agreements at the Closing and immediately prior to such novation and pay to Sellers any fees paid by Sellers to a trade counterparty that was necessary to effect any novation contemplated by this Section 9.07, provided that Buyer shall not be liable for any such fees that are directly attributable to novating hedges other than Specified Hedging Agreements. Without limiting Buyer’s obligation to pay such fees, Sellers shall consult with Buyer regarding any fees to be paid to a trade counterparty other than those agreed to pursuant to Section 9.06(b)(x) and (y) and shall also consult with Buyer prior to agreeing to incur or pay such fees. If Sellers have executed and delivered any Novation Instrument in accordance with this Section 9.07 and the proposed counterparty thereto fails to execute and deliver such Novation Instrument, neither Seller nor Buyer shall be in breach of this Section 9.07 for such counterparty’s failure to execute and deliver such Novation Instrument.

Section 9.08   Parent Guarantee. It is acknowledged and agreed that Parent Guarantor’s guarantee of Buyer’s performance of Buyer’s obligations hereunder is a material inducement for Sellers to proceed with the execution of this Agreement and the consummation of the transactions contemplated herein. In light of the foregoing, Parent Guarantor shall execute and deliver to Sellers the parent guarantee in the form of Exhibit H hereto (the “Parent Guarantee”).

Article X
Purchase Price Allocation and Tax Matters

Section 10.01   Purchase Price Allocation.

(a)The Unadjusted Purchase Price has been allocated among the Federal Unit Agreement Interests as set forth in Exhibit F.  Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

(b)Buyer and Sellers acknowledge that the Purchase Price (as adjusted by the Purchase Price Adjustments) shall be allocated among the Assets under Section 1060 of the Code and the Treasury Regulations thereunder.  Prior to the Closing, Buyer and Sellers will mutually agree regarding allocation of the Purchase Price (the “Allocation Schedule”) and shall prepare their respective Tax Returns with respect to transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be prepared consistent with the Allocated Values set forth in Exhibit F and shall be revised to take into account the Purchase Price Adjustments and any payment of Additional Consideration (exclusive of any imputed interest required under the Code) consistent with the provisions set forth in this Section 10.01.  Neither Buyer nor Sellers shall take any position inconsistent with such allocation, as updated by the Parties to reflect any adjustments pursuant to this Agreement and any Assumed Obligations or other items treated as consideration for U.S. federal income tax purposes, on any income Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.  Any indemnity payments made by a Party (including for the avoidance of doubt payments made to Sellers of the Exxon Escrow Refund) pursuant to this

Agreement shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes unless otherwise required by applicable Law.

(c)For U.S. federal income Tax purposes (and applicable state and local income Tax purposes to the extent it follows the federal treatment), the Parties shall treat the sale of the Company as a sale governed by Rev. Rul. 99-6, Situation 2, with Sellers treated as selling the Company in a fully taxable transaction to Buyer pursuant to Code Section 741, Buyer treated as acquiring all of the assets of the Company in a fully taxable transaction, and the Company treated as terminating and becoming a disregarded entity pursuant to Code Section 708(b)(1)(A).  The Parties shall report, act and file Tax Returns in all respects and for all purposes consistent with the foregoing treatment and no Party shall take any position (whether in audits, Tax Return or otherwise) that is inconsistent with the foregoing treatment, in each case, unless required to do so by a change in applicable Law or pursuant to the good faith resolution of a Tax contest.

Section 10.02   Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Sellers (and its members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any.  Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Sellers shall cooperate with Buyer and take any action reasonably requested by Buyer to minimize any such Transfer Taxes, provided Buyer promptly reimburses Sellers for any costs incurred in connection with any such action taken by Sellers.  Any Transfer Taxes imposed on or paid by Sellers shall be promptly reimbursed to Sellers by Buyer upon written demand therefor.  “Transfer Taxes” means any and all Taxes (excluding Income Taxes or Asset Taxes), for sales, use, excise, stock, conveyance, registration, securities transactions, real estate, stamp, documentary, notarial, filing, recording, and similar Taxes, arising out of or in connection with the transactions contemplated by this Agreement.

Section 10.03   Allocation of Taxes.  The following provisions shall govern the allocation of responsibility as between Buyer, the Company and Sellers for certain tax matters following the Closing Date:

(a)Sellers shall be responsible for the payment of all Taxes of the Company or with respect to the Assets, and shall be entitled to any refunds with respect thereto, for all Pre-Closing Tax Periods, and Buyer shall be responsible for the payment of all Taxes of the Company or with respect to the Assets, and shall be entitled to any refunds with respect thereto, for all Post-Closing Tax Periods.

(b)Taxes (other than Income Taxes) that are attributable to the severance or production of Hydrocarbons, or that are imposed on a transactional basis, shall be deemed attributable to the period during which the production of the Hydrocarbons or the transaction with respect to such Taxes occurred, as applicable, and payroll Taxes shall be deemed attributable to the period for which the payroll accrues.

(c)Income Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date. For the avoidance of doubt, all Income Taxes on any taxable income attributable to the Exxon Escrow Account through and including the Closing Date shall be allocated to Sellers.

(d)Any Taxes (other than Taxes described in Section 10.03(b) or Section 10.03(c) above) assessed with respect to a period which begins before, and ends on or after, the Effective Date shall be prorated based on the number of days in such period up to and including the day before the Effective Date and the number of days in such period that occur on or after the Effective Date.

(e)If a Tax other than an Income Tax for a period that includes the Effective Date has not been levied as of the Closing, the amount of such Tax shall be estimated at the Closing utilizing the most recent information available regarding such Tax.  If any Asset Tax is estimated for purposes of Section 12.02, upon determination of the actual amount of such Taxes, to the extent not taken into account under Section 12.02, prompt payments will be made between the Parties to cause the appropriate Party to bear such Taxes allocable to such Person under this Section 10.03.

Section 10.04   Post-Closing Tax Matters.  After Closing:

(a)Seller Representative shall prepare (or cause to be prepared) all Tax Returns of the Company due on or after the Closing Date for Pre-Closing Tax Periods:

(i)Seller Representative shall provide a draft to Buyer of each such Tax Return no later than fifteen (15) days prior to the date on which such Tax Return is required to be filed. Buyer shall provide written comments to any Tax Return described in the preceding sentence no later than ten (10) days prior to the date on which such Tax Return is required to be filed and Seller Representative will consider Buyer’s comments in good faith;

(ii)Seller Representative shall pay any Taxes due in respect of such Tax Returns subject to reimbursement for any Taxes allocated to Buyer under Section 10.03 and not otherwise adjusted under Section 12.02 or Section 10.03.

(b)Buyer shall prepare (or cause to be prepared) all Tax Returns of the Company due after the Closing Date other than Tax Returns described in Section 10.04(a) above.  With respect to any such Tax Returns that include a Straddle Period:

(i)All such Tax Returns shall be prepared by Buyer in a manner consistent with past practice of the Company relating to the same Taxes (unless otherwise required by Law);

(ii)Buyer shall provide a draft to Seller Representative of each such Tax Return no later than fifteen (15) days prior to the date on which such Tax Return is required to be filed. Seller Representative shall provide written comments to any Tax Return described in the preceding sentence no later than ten (10) days prior to the date on which such Tax Return is required to be filed and Buyer will consider Seller Representative’s comments in good faith;

(iii)If the Parties are unable to agree to any matter reflected on any such Tax Return the matter shall be submitted to the Independent Expert, who shall determine the appropriate manner for reporting the item(s) in question;

(iv)If the disagreement between Buyer and Seller Representative regarding a Tax Return prepared by Seller Representative under this Section 10.04(b) is not resolved by the due date of the Tax Return, such Tax Return shall be filed as prepared by Buyer as modified for any adjustments mutually agreed to by Buyer and Seller Representative. Any such Tax Return shall be amended as necessary to reflect the appropriate reporting determined by the Independent Accountants; and

(v)Buyer shall cause the Company to pay any Taxes due in respect of such Tax Returns subject to prompt reimbursement for any Taxes allocated to Sellers under Section 10.03 and not otherwise adjusted under Section 12.02 or Section 10.03.

(c)All tax sharing agreements between the Company and Sellers or any affiliated entities of Sellers will be terminated as of the Closing Date.

(d)Buyer and Seller Representative shall reasonably cooperate and assist the other (i) in preparing any Tax Return relating to any Tax imposed with respect to the Assets or the transactions contemplated by this Agreement, and (ii) in qualifying for any exemption or reduction in Tax that may be available with respect to the Assets or the transactions contemplated by this Agreement;

(e)Buyer and Seller Representative shall reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax with respect to the Assets or the transactions contemplated by this Agreement;

(f)Buyer and Seller Representative shall make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed with respect to the Assets or the transactions contemplated by this Agreement; and

(g)Buyer and Seller Representative (in either case, the “Recipient Party”) shall provide timely notice to the other (the “Notified Party”) in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the Notified Party’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and promptly furnish the Notified Party with copies of all correspondence with respect to the Tax Controversy.

(i)If the Notified Party admits its payment or indemnification responsibility under this Agreement, the Notified Party shall have the right and obligation to conduct and control, at its own expense, the Tax Controversy, and the Recipient Party shall not settle any such Tax Controversy without the prior written consent of the Notified Party, which may not be unreasonably withheld, conditioned, or delayed; and, the Notified Party may, at its own expense, initiate any claim for refund or amended return; provided, however, that without the consent of the Recipient Party, the Notified Party shall not settle any such Tax Controversy or file any claim for refund or amended return that may materially and adversely affect the Recipient Party (other than as a result of the payment of Taxes for which the Notified Party has a payment or indemnification obligation under this Agreement).

(ii)If the Notified Party does not admit to its payment or indemnification responsibility under this Agreement or admits to its payment or indemnification responsibility under this Agreement but fails to diligently pursue the conduct of the Tax Controversy, the Recipient Party shall have the right to conduct, at the expense of the Notified Party, the Tax Controversy and shall have the right to settle any such Tax Controversy.

(iii)Notwithstanding clauses (i) and (ii) above, however, in the event of a Tax Controversy involving a Straddle Period with respect to which both Buyer and Sellers are liable for Taxes under Section 10.03, the Recipient Party shall have the right and obligation to conduct the Tax Controversy, but shall allow the Notified Party to participate in the Tax Controversy at its own expense and shall not settle the Tax Controversy in a manner that may materially and adversely affect the Notified Party without the prior written consent of the Notified Party, which may not be unreasonably withheld, conditioned or delayed.

Section 10.05   Refunds.  Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, with respect to Taxes that are allocated to Sellers under Section 10.03 shall be for the account of Sellers to the extent that Sellers or the Company paid such Taxes or such Taxes were borne by Sellers under Section 12.02.  Any Tax refunds that are received by Sellers, and any amounts credited against Tax to which Sellers become entitled, with respect to Taxes that are allocated to Buyer under Section 10.03 shall be for the account of Buyer to the extent that Buyer or the Company paid such Taxes or such Taxes were borne by Buyer under Section 12.02.

Article XI
CONDITIONS PRECEDENT TO CLOSING

Section 11.01   Conditions to Obligations of All Parties.  The obligations of each Party at the Closing are subject to the satisfaction (or waiver by the Parties) at or prior to the Closing of the following conditions precedent:

(a)Consents and Approvals.  All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

(b)No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order, judgment or decree issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition or any other action challenging, delaying, restraining, enjoining, prohibiting, invalidating or preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(c)Conduct of Business.  No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any court of competent jurisdiction or Governmental Authority that has the effect of limiting or restricting Buyer’s, Sellers’ or the Company’s conduct or operation of their business in any material respect following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened in writing.

(d)No Action.  No action will have been taken, nor any statute, rule, or regulation will have been enacted, by any Governmental Authority nor any judgment, order, ruling or other directive will have been issued by any court of competent jurisdiction that makes the consummation of the transactions contemplated by this Agreement illegal.

Section 11.02   Sellers’ and the Company’s Conditions to Close.  The obligations of Sellers and the Company to consummate the transactions provided for in this Agreement are subject, at the option of Sellers and the Company, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)Representations.  All of the representations and warranties of Buyer and Parent Guarantor contained in this Agreement shall be true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “material adverse effect”), individually or in the aggregate has not had, and would not reasonably be expected to materially delay or have, an adverse effect on the Buyer’s and Parent Guarantor’s ability to consummate the transactions contemplated by this Agreement.

(b)Performance.  Buyer and Parent Guarantor shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

(c)Novation of Hedges.  The Specified Hedging Agreements shall have been novated in favor of Buyer at no cost to Sellers that is not covered by the Hedging Indemnities.

(d)Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 11.03   Buyer’s Conditions to Close. The obligations of Buyer and Parent Guarantor to consummate the transactions provided for in this Agreement are subject, at the option of Buyer and Parent Guarantor, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)Representations.  (i) All of the Fundamental Representations and Section 7.12 (Taxes and Assessments) shall be true and correct in all respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and (ii) all other representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “Material Adverse Effect”), individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)Performance.  Sellers and the Company shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

(c)Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XII
The Closing

Section 12.01   Time and Place of the Closing. If the conditions referred to in Article XI of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Section 4.04(b), Section 5.03 or Section 13.01(f) or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Resolute, whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, or at such other place reasonably designated by Sellers, on October 27, 2017, at 9:00 a.m. local time in Denver, Colorado (the “Closing Date”).

Section 12.02   Adjustments to Purchase Price at the Closing.

(a)At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i)an amount equal to all Asset Taxes and assessments based upon or measured by the ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such Asset Taxes and costs were paid prior to the Closing Date and relate to periods of time including or after the Effective Date under the principles of Section 10.03;

(ii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by the Company as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by the Company (and not reimbursed by Buyer) that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)an amount equal to all costs and expenses incurred and paid by the Company Sellers following the Effective Time to drill, complete, sidetrack, deepen, recomplete, plug back or rework any well included in the Assets;

(iv)all increases to the Purchase Price for Title Benefits provided in Section 4.07;

(v)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage upstream of the applicable sales meter as of the Effective Time, such value to be the contract price as of the Effective Time, less all applicable royalties, production or severance Taxes, gravity adjustments and transportation expenses necessary to market such production;

(vi)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vii)if applicable, the amount the Company underproduced times $2.98 per MMBtu, less the applicable differential (or, with respect to oil Imbalances, $47.60 per barrel, less the applicable differential), or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to the Company as of the Effective Time, in each case, to the extent any such Imbalance is set forth on Section 7.25 of the Disclosure Schedule;

(viii)if applicable and to the extent not reimbursed by Buyer, the amounts actually paid by Sellers under any settled Specified Hedging Agreements in the event Closing occurs after the date on which the Specified Hedging Agreements and the transactions contemplated thereby are settled; and

(ix)any other amounts provided for in this Agreement or agreed by Buyer and Sellers.

(b)At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)an amount equal to all unpaid Asset Taxes and assessments based upon or measured by the ownership of the Assets insofar as such Asset Taxes were not paid prior to the Closing Date and relate to periods of time prior to the Effective Date under the principles of Section 10.03;

(ii)all proceeds actually paid to the Company Sellers from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Sellers arising out of the ownership or operation of the Assets from and after the Effective Time;

(iii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by the Company as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Buyer (and not reimbursed by the Company) that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

(iv)all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V or for any Assets as to which the Company Sellers have elected to postpone Closing under Article IV or Article V;

(v)an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02;

(vi)if applicable, the amount the Company overproduced times $2.98 per MMBtu, less the applicable differential (or, with respect to oil Imbalances, $47.60 per barrel, less the applicable differential), or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the Company as of the Effective Time, in each case, to the extent any such Imbalance is set forth on Section 7.25 of the Disclosure Schedule;

(vii)if applicable and to the extent not paid to Buyer, the amounts actually received by Sellers under any settled Specified Hedging Agreements in the event Closing occurs after the date on which the Specified Hedging Agreements and the transactions contemplated thereby are settled; and

(viii)any other amount provided for in this Agreement or agreed by Buyer and Sellers.

(c)The adjustments described in Section 12.02(a) and Section 12.02(b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Sellers prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Sellers based upon Sellers’ good faith estimate.

Section 12.03   Closing Statement.  Not later than the third (3rd) Business Day prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) Sellers’ good-faith estimate of the Purchase Price Adjustments, and (b) a credit for the Deposit and the Exclusivity Payment as described in Section 3.02(b).  Buyer shall have the right to review and comment on the draft Closing Statement, and if the Parties cannot agree on the Purchase Price Adjustments, if any, that should be made thereto, the draft Closing Statement presented by Sellers shall be used to establish the Purchase Price, and thereafter, the Purchase Price shall be adjusted in the Final Settlement Statement pursuant to Section 14.02. At the Closing, Buyer shall pay the Purchase Price as so estimated to Sellers in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit and Exclusivity Payment reflected on the Closing Statement.

Section 12.04   Actions of Sellers at the Closing.  At the Closing, Sellers shall:

(a)execute and deliver to Buyer the Closing Statement;

(b)deliver to Buyer an assignment of the Company Units to Buyer in the form of Exhibit G (the “Assignment”), duly executed by each of the Company Sellers;

(c)deliver to Buyer possession of the Purchased Assets;

(d)deliver to Buyer an Assignment, Bill of Sale and Assumption Agreement in form of Exhibit J (the “Assignment and Bill of Sale”) and such other instruments as may be reasonably necessary or desirable to vest in Buyer all of RNR’s right, title and interest in and to the Purchased Assets, duly executed by RNR;

(e)deliver to Buyer a certificate in the form set forth in the Treasury Regulations under Section 1445(b)(2) of the Code executed by each Seller, certifying that such Seller is not a foreign Person;

(f)deliver to Buyer recorded or recordable releases of all guarantees, mortgage liens, security interests and financing statements granted by the Company or the Sellers, as applicable, that encumber the Assets, if any;

(g)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Resolute, HACI and RNR, certifying that all of the conditions set forth in Section 11.03(a) and Section 11.03(b) have been satisfied;

(h)if applicable, execute and deliver to Buyer a Title Indemnity Agreement in the form of Exhibit D;

(i)if applicable, execute and deliver to Buyer an Environmental Indemnity Agreement in the form of Exhibit E;

(j)execute and deliver to Buyer the Parent Guarantee;

(k)execute and deliver to Buyer a Transition Services Agreement in the form of Exhibit I (the “Transition Services Agreement”);

(l)execute and deliver to the Specified Hedging Agreement counterparties for counter signature the Novation Instruments as may be required to novate each Specified Hedging Agreement to Buyer; and

(m)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.05   Actions of Buyer at the Closing.  At the Closing, Buyer and Parent Guarantor, as applicable, shall:

(a)deliver to Sellers the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Sellers on or before the second Business Day before the Closing;

(b)execute and deliver to Sellers the Closing Statement;

(c)execute and deliver to Sellers the Assignment;

(d)execute and deliver to Sellers the Assignment and Bill of Sale;

(e)take possession of the Purchased Assets;

(f)deliver to Sellers evidence of Buyer’s compliance with the requirements of Section 8.07 (Qualifications);

(g)deliver to Sellers a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 11.02(a) and Section 11.02(b) have been satisfied;

(h)if applicable, execute and deliver to Sellers a Title Indemnity Agreement in the form of Exhibit D;

(i)if applicable, execute and deliver to Sellers an Environmental Indemnity Agreement in the form of Exhibit E;

(j)execute and deliver to Sellers the Parent Guarantee;

(k)execute and deliver to Sellers the Transition Services Agreement; and

(l)execute, acknowledge and deliver any agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may reasonably be requested by Sellers.

Section 12.06   Tax Withholdings.  If Sellers have provided the certificate described in Section 12.04(e) and Buyer is otherwise entitled to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not deduct or withhold any amount under Section 1445 of the Code with respect to any payment to Sellers.  Buyer represents that it is not required to deduct or withhold, and covenants that it shall not withhold or deduct, any amount under any other Tax Law from any payment made to Sellers under this Agreement.

Article XIII
Termination

Section 13.01   Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Sellers;

(b)by Sellers on the Closing Date if the conditions set forth in Section 11.01 and Section 11.02 have not been satisfied or waived by Sellers;

(c)by Buyer on the Closing Date if the conditions set forth in Section 11.01 and Section 11.03 have not been satisfied or waived by Buyer;

(d)by Buyer or Sellers, upon notice to the other Party on or after November 30, 2017 (the “Termination Date”), if the Closing shall not have occurred;

(e)by Buyer or Sellers if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement; or

(f)by Buyer or Sellers if the sum of (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, (iii) the aggregate value of Assets subject to Preferential Purchase Rights or Third Party consents and that are not conveyed to Buyer at Closing due to the rights holder exercising its Preferential Purchase Right or withholding consent, and (iv) the aggregate Losses attributable to casualty losses, or the aggregate value of Assets taken in condemnation or under the right of eminent domain, in each case under this subpart (iv) that occur after the Execution Date but prior to Closing, exceeds seventeen and one-half percent (17.5%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, Sellers or Buyer shall have the right and option to postpone the Closing Date until each such Dispute is resolved;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause Section 13.01(b), Section 13.01(c), Section 13.01(d) or Section 13.01(f) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02   Effect of Termination.  If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in Section 13.02, Section 13.04 and Section 13.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any Liability that has accrued prior to the date of termination or results from any event occurring prior to termination.  Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to this Article XIII, Sellers shall be free immediately to enjoy all rights of ownership of the Assets, the Purchased Assets and the Company Units and to sell, transfer, encumber or otherwise dispose of the Assets, the Purchased Assets and the Company Units to any person without any restriction under this Agreement or claim by Buyer hereunder.

Section 13.03   Remedies.

(a)If this Agreement is terminated by Sellers as provided in Section 13.01(b), then Sellers shall retain the Deposit and the Exclusivity Payment as liquidated damages on account of such termination, which remedy upon such a termination by Sellers shall be the sole and exclusive remedy available to Sellers, except that Sellers shall continue to be entitled to recover from Buyer any and all damages and Liabilities suffered by Sellers in connection with the

Specified Hedging Agreements or the transactions contemplated thereby pursuant to the Hedging Indemnities.  Buyer and Sellers acknowledge and agree that (i) Sellers’ actual damages upon such a termination are difficult to ascertain with any certainty, (ii) the Deposit and the Exclusivity Payment is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c), then Buyer, at its sole option, may either (i) terminate this Agreement and receive a return of the Deposit and the Exclusivity Payment as its sole and exclusive remedy; or (ii) pursue the remedy of specific performance of this Agreement.

(c)If this Agreement is terminated as provided in Section 13.01(a), Section 13.01(d) or Section 13.01(e), then within five (5) Business Days after termination (i) Sellers shall return to Buyer in immediately available funds the Deposit and the Exclusivity Payment; and (ii) Sellers and Buyer shall each be liable for and/or pay one-half (1/2) of the damages and Liabilities suffered by Sellers in connection with the Specified Hedging Agreements or the transactions contemplated thereby pursuant to the Hedging Indemnities.

(d)If this Agreement is terminated as provided in Section 13.01(f), then within five (5) Business Days after termination (i) Seller shall return to Buyer in immediately available funds the Deposit and Exclusivity Payment, and (ii) Buyer shall have no liability under the Specified Hedging Agreements and shall be automatically released from all obligations under the Specified Hedging Agreements.

Section 13.04   Return of Documents and Confidentiality.  On termination of this Agreement, Buyer shall return to Sellers all title, engineering and other data, reports, maps and other information furnished by Sellers or any Affiliates or Advisors of Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Sellers in writing.

Section 13.05   Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV
Post-Closing Obligations

Section 14.01   Imbalances. For purposes of this Agreement, “Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law.  Buyer and the Company Sellers shall jointly verify the actual net imbalances as of the Effective Time in the Closing Statement (as set out in Section 7.25 of the

Disclosure Schedule) and the Accounting Statement and any Imbalances shall be accounted for between the Parties in the Closing Statement and the Accounting Statement at the New York Mercantile Exchange (NYMEX) closing price per MCF (or, with respect to oil Imbalances, per barrel) on the third (3rd) Business Day preceding the Effective Time.  This settlement under the Accounting Statement shall be final and neither Party afterwards shall make claim upon the other Party concerning the Imbalances.  BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO IMBALANCES DISCOVERED AFTER THE ACCOUNTING STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED IMBALANCES AND shall DEFEND AND INDEMNIFY SELLERS’ Indemnitees FROM AND AGAINST ANY Losses, BY any Person, ARISING OUT OF SUCH IMBALANCES REGARDLESS OF SELLERS’ NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 14.02   Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 12.02.  Sellers shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the thirty-first (31st) day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Sellers the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Sellers shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 14.02, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03   Further Cooperation.  Sellers shall make the Records available to be picked up by Buyer at the offices of Resolute during normal business hours within ten (10) Business Days after the Closing to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability.  Sellers shall have the right to retain copies of any of the Records and the rights granted under Section 19.03.

Section 14.04   After the Closing.  After the Closing Date, Sellers and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets and the Company Units to Buyer and to accomplish the orderly transfer of the Assets and the Company Units to Buyer in the manner contemplated by this Agreement.

Article XV
Operation of the BUSINESS

Section 15.01   Operations.  From and after the Execution Date until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Denver time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Sellers that it does not consent), or in situations in which emergency action is taken in the face of risk to life, property or the environment, Sellers and the Company shall:

(a)operate and maintain the Business and the Subject Interests operated by the Company in the usual, regular and ordinary manner consistent with past practice, including, without limitation, the payments of costs, expenses and taxes;

(b)except to the extent necessary to maintain the Leases, not enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than $250,000, net to the Working Interest of the Company;

(c)except to the extent necessary or advisable to avoid forfeiture or penalties, and except for workover operations and temporary abandonment operations in the ordinary course of business consistent with past practice, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $200,000, net to the Working Interest of the Company, for each operation (except for emergency operations and those operations identified on Section 15.01(c) of the Disclosure Schedule) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (c) shall not apply to any expenditures of the Company which will not be charged to Buyer;

(d)unless required by Law or a Governmental Authority, not permanently plug or abandon any well located on the Subject Interests that is identified on Exhibit B as producing;

(e)not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any material portion of the Subject Interests or Assets of the Company other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained;

(f)not release, terminate or materially amend any material Lease, or any Easement, Material Agreement or the Federal Unit Agreements;

(g)not voluntarily relinquish its position as operator to any Person other than Buyer with respect to any of the operated Assets;

(h)to the extent Sellers have Knowledge thereof, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Sellers which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets;

(i)not amend, renew, or modify any agreement with the Navajo Tribe or the Navajo Nation Oil & Gas Company affecting the Assets or Sellers’ interest therein;

(j)not let lapse any insurance now in force with respect to the Assets;

(k)not violate, breach or default in any material respect under any Material Agreement or Lease;

(l)not waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 individually or in the aggregate;

(m)use commercially reasonable efforts to keep Buyer reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Sellers and the Company with respect to the Assets;

(n)use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(o)notify Buyer if any Lease terminates promptly upon learning of such termination;

(p)not: (i) enter into any collective bargaining agreement or other contract, agreement or understanding with any labor union that relates to any Business Employee; (ii) transfer the employment of any Business Employee; (iii) enter into any new employment agreements or amend, renew or release any such agreement with respect to any Business Employee; or (iv) establish or amend any Employee Benefit Plan with respect to a Business

Employee, except as required by Law or as necessary to retain intended Tax benefits or treatment and provided that written notice of such requirement or necessity is delivered to Buyer promptly after Sellers become aware of same; and

(q)not take any action or make any election to classify the Company for federal income tax purposes as an association.

Section 15.02   Limitations on the Operational Obligations and Liabilities of Sellers.

(a)Buyer acknowledges that the Company owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as the Company has voted its interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation.  To the extent that the Company or an Affiliate of the Company is not the operator of an Asset, the obligations of Sellers in this Article XV shall be construed to require that Sellers use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b)Notwithstanding anything to the contrary in this Article XV, Sellers shall have no liability to Buyer for, Buyer hereby releases, and Buyer shall defend, indemnify and hold harmless Sellers and the Company, and their respective members, managers, Affiliates, co-lessees, co-venturers and its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, “Sellers’ Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS’ INDEMNITEES) to the extent that such payments relate to periods after the Effective Time.  In no event shall Buyer’s remedy for Sellers’ breach of its obligations under this Article XV exceed the value of the interest affected by such breach.

Section 15.03   Operation of the Assets after the Closing.  Except as provided in the Transition Services Agreement, it is expressly understood and agreed that the Sellers shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing.  The Sellers do not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s).  Without implying any obligation on the Sellers’ part to continue operating any operated Assets after the Closing, if the Sellers elect to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by the Sellers shall be for the account of Buyer, at the sole risk, cost and expense of Buyer.  Buyer releases and shall indemnify, defend, and hold harmless Sellers’ Indemnitees, as a part of the Assumed Obligations, from all Losses (REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE

SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS’ INDEMNITEES) with respect to (a) continued operations by the Sellers, (b) Buyer’s assumption of operations from the Sellers, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator.  Buyer shall conduct or cause to be conducted all operations on the Assets after Closing in a good and workmanlike manner and in compliance with all applicable Law and agreements.

Section 15.04   Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear.

(b)If after the Execution Date and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.01(f) and Section 16.04.  Sellers and/or the Company shall maintain its existing insurance coverage with respect to the Assets from the Execution Date until Closing.

(c)Notwithstanding Section 15.04, in the event of any loss described in Section 15.04(b), and the Closing occurs, then at the Closing, Sellers shall pay to Buyer all sums paid to Sellers by Third Parties by reason of the destruction or taking of such Assets and representing the value of such Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties for the value of such Assets, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.

Article XVI
Obligations and Indemnification

Section 16.01   Retained Obligations.  Provided that the Closing occurs and subject to Buyer’s indemnification obligations set forth in Section 16.03, Sellers shall retain (but only to the extent the same do not constitute Assumed Obligations, Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all Losses related to (a) the payment or improper payment by the Company Sellers of royalties accruing under the Leases prior to the Effective Time, including, but not limited to, the matters disclosed on Section 7.15 of the Disclosure Schedule; (b) any Taxes of the Company or with respect to the Assets not allocated to Buyers under Section 10.03; (c) any contamination or condition that is a result of any off-site disposal by the Company Sellers of any Hazardous Substances produced from the Leases on, in or below any properties not included in the Assets prior to the Effective Time, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law; (d) any Excluded Assets; and (e) all matters disclosed on Section 7.10 and Section 7.12(e) of the Disclosure Schedule, provided, with respect to clause (a) and (c), only to the extent that Buyer has provided the Company Sellers with a timely Claim Notice in accordance with Section 16.04 and not otherwise (collectively, the “Retained Obligations”).

Section 16.02   Assumed Obligations.  Provided that the Closing occurs and subject to Sellers’ indemnification obligations set forth in Section 16.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (but only to the extent such duties, obligations and liabilities do not constitute or cease to constitute Retained Obligations), whether attributable to periods before, at or after the Effective Time, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLERS’ INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property, Real Property or Subject Interests comprising part of the Assets; (b) Imbalances; (c) suspense accounts set forth in Section 7.20 of the Disclosure Schedule; (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) the Plugging and Abandonment Obligations; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (h) the obligations and liabilities described in Section 16.01(a) or Section 16.01(c) to the extent Buyer does not provide the Company Sellers with a Claim Notice complying with Section 16.05 on or before the day occurring nine (9) months after the Closing; (i) all unpaid ad valorem, property, severance, and production Taxes and assessments based upon or measured by the ownership of the Assets allocated to Buyer under Section 10.03; (j) the duties, obligations, events, conditions or Liabilities expressly and unequivocally assumed by Buyer under the terms of this Agreement; (k) any Retained Obligation as to which Sellers do not have, or no longer have, an obligation to indemnify Buyer in accordance with the terms of this Agreement; (l) all Liabilities for any permitted operations described on Section 15.01(c) of the Disclosure Schedule to the extent such Liabilities are charged after the Effective Date; (m) all obligations, including indemnity obligations, of the purchasers of the Assets under: (i) the Asset Sale Agreement by and between Chevron U.S.A. Inc., as Seller, and RNR and Navajo Nation Oil & Gas Company, Inc., as Buyers, dated October 22, 2004, (ii) the Purchase and Sale Agreement between Exxon Mobil Corporation, ExxonMobil Exploration and Producing North America Inc., Mobil Producing Texas & New Mexico Inc. and Mobil Exploration & Producing U.S. Inc. and the Company and Navajo Nation Oil and Gas Company dated March 7, 2006 and effective January 1, 2005, (iii) the Purchase and Sale Agreement by and between Denbury Offshore, LLC and Encore Operating, L.P., as Sellers, and the Company and Navajo Nation Oil & Gas Company, Inc., as Buyers, dated April 9, 2012 and effective January 1, 2012 and (iv) the Purchase and Sale Agreement by and between the Company, as Seller, and Navajo Nation Oil & Gas Company, Inc., as Buyer, dated April 9, 2012 and effective January 1, 2012; and (n) the Navajo Preferential Right, including any exercise or purported exercise thereof (collectively, the “Assumed Obligations”).  The term “Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on or after the Effective Time: (i) the necessary and proper plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (ii) the necessary and proper removal, abandonment, re-abandonment, and disposal of all structures, pipelines, gathering lines, flow lines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines or gathering lines located on or comprising part of the Assets in connection with any plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (iv) to the extent not covered by clause (ii) above, the necessary and proper removal, removal, abandonment, re-abandonment, disposal, and decommissioning of any facilities comprising part of the Assets; and (v) the necessary and proper restoration of the surface and subsurface of the Assets (including any required reclamation) to the condition required by applicable Laws and Contracts.

Section 16.03   Buyer’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, BUYER hereby releases and SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS’ INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE (of any degree), STRICT LIABILITY, or other legal fault OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”), even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF SELLERS’ INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE ASSUMED OBLIGATIONS;

(b)any breach of representations or warranties made by Buyer in this Agreement;

(c)any breach of any covenants or agreements of Buyer under this Agreement; and

(d)any matter for which Buyer has specifically agreed to indemnify SellerS or SellerS’ Indemnitees under this Agreement.

Section 16.04   Sellers’ Indemnification.  PROVIDED THAT THE CLOSING OCCURS, SELLERS hereby JOINTLY AND SEVERALLY RELEASE and shall, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS PARTNERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE Retained OBLIGATIONS;

(b)any breach of representations or warranties made by SellerS in this Agreement;

(c)any breach of any covenants or agreements of SellerS under this Agreement; and

(d)any matter for which SellerS haVE SPECIFICALLY agreed to indemnify Buyer or Buyer Indemnitees under this Agreement;

provided, however, notwithstanding anything to the contrary contained in this Agreement, (i) excluding any claims for indemnification arising from a breach of a Fundamental Representation and the representations and warranties in Section 7.12, Sellers’ indemnification obligation under this Section 16.04 shall apply only if and to the extent Buyer provides Sellers with a Claim Notice complying with Section 16.05 on or before the day occurring nine (9) months after the Closing, and (ii) excluding any claims for indemnification arising from a breach of a Fundamental Representation and the representations and warranties in Section 7.12, Buyer shall bear sole responsibility for the aggregate costs associated with all such claims up to a threshold percentage of five percent (5%) of the Unadjusted Purchase Price, it being intended by the Parties that Sellers be obligated only to the extent of those costs exceeding five percent (5%) of the Unadjusted Purchase Price, and (iii) excluding any claims for indemnification arising from a breach of a Fundamental Representation and the representations and warranties in Section 7.12, Sellers’ aggregate indemnification liability is limited to an amount equal to fifteen percent (15%) of the Unadjusted Purchase Price.  Sellers shall have no liability pursuant to this Section 16.04 for any Loss to the extent there has been a downward adjustment to the Purchase Price for such loss pursuant to Section 12.02.  INDEMNIFICATION UNDER THIS Section 16.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY Loss or claim of Losses arising out of or related to this Agreement or the documents executed as part of the transactionS contemplated by this Agreement.

Section 16.05   Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Agreement.  In the event that Buyer is the Indemnified Party, Resolute, as the Seller Representative, shall be deemed the Indemnifying Party with sole authority to act on behalf of the Sellers on all matters under Article X and this Article XVI.

(b)To make claim for indemnification under any of Section 16.03 or Section 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or Section 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the

Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party, the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Indemnified Party or admits its liability to defend the Indemnified Party but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Indemnified Party and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party for a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnified Party for the Claim, and (ii) if its liability to defend the Indemnified Party is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a Liability of the Indemnifying Party.

Section 16.06   Seller Representative for Tax and Indemnification Matters.

(a)Each Seller hereby irrevocably constitutes and appoints Resolute (the “Seller Representative”) as such Sellers’ true and lawful attorney‑in‑fact and agent and authorizes the Seller Representative to act exclusively for such Seller and in such Seller’s name, place and stead in any and all capacities under Article X and Article XVI and to do and perform every act and thing required or permitted to be done by the Seller Representative in connection therewith.  Each Seller grants unto the Seller Representative full and exclusive power and authority to do and perform each and every act and thing necessary or desirable to be done by such Seller in connection with the obligations under Article X and Article XVI, hereby ratifying and confirming all the Seller Representative may lawfully do or cause to be done by virtue hereof.  Each Seller acknowledges and agree that, by executing this Agreement and without any further action by such Seller, such Seller hereby ratifies and approves any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document contemplated hereby that is executed by the Seller Representative, and such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents.  All decisions of the Seller Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b)Each Seller agrees that Buyer and the Buyer Indemnitees shall be entitled to rely on any action taken by the Seller Representative, on behalf of the Sellers, pursuant to Article X and Article XVI (each, an “Authorized Action”), without any obligation to inquire of the Sellers, and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  Buyer and the Buyer Indemnitees are expressly authorized to rely on the genuineness of the signature of the Seller Representative and, upon receipt of any writing which reasonably appears to have been signed by the Seller Representative, Buyer and the Buyer Indemnitees may act upon the same without any further duty of inquiry as to the genuineness of the writing.

Article XVII
Limitations on Representations and Warranties

Section 17.01   Disclaimers of Representations and Warranties.  The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02   Sale “As Is” “Where Is”.  BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE BY SELLERS IN THIS AGREEMENT OR THE ASSIGNMENT AND BILL OF SALE, BUYER FOREVER RELEASES SELLERS FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLERS’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR

IN CONNECTION WITH SUCH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE BY SELLERS IN THIS AGREEMENT OR THE ASSIGNMENT AND BILL OF SALE, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLERS AND FOREVER RELEASES AND DISCHARGES SELLERS AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLERS’ INDEMNITEES HARMLESS FROM ANY AND ALL LOSSES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SUCH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SUCH SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SUCH SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH SELLER PRIOR TO CLOSING.  NOTWITHSTANDING THE FOREGOING, EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE BY SELLERS IN THIS AGREEMENT OR THE ASSIGNMENT AND BILL OF SALE, BUYER AND SELLERS AGREE THAT THE PROVISIONS OF THIS Section 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLERS CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING.

Section 17.03   DISCLAIMER REGARDING THE ASSETS.  EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE BY SELLERS IN THIS AGREEMENT OR THE ASSIGNMENT AND BILL OF SALE, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE (and Buyer acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR

RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLERS AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE BY SELLERS IN THIS AGREEMENT OR THE ASSIGNMENT AND BILL OF SALE, BUYER REPRESENTS TO SELLERS THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04   DISCLAIMER REGARDING INFORMATION. EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE IN THIS AGREEMENT OR THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING IN ANY RESPECT BUYER’S INDEMNIFIED PARTIES’ RIGHTS TO DEFENSE AND INDEMNIFICATION UNDER THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE (and Buyer acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (a) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DESCRIPTIVE MEMORANDUM, REPORT, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS (INCLUDING THAT PROVIDED BY PETROLEUM ENGINEERING CONSULTANTS, ANY GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY INFORMATION CONTAINED IN TITLE OPINIONS PROVIDED BY SELLERS), (b) THE QUANTITY, QUALITY, RECOVERABILITY OR COST OF RECOVERY OF HYDROCARBONS IN OR FROM THE ASSETS, RECOMPELTION OPPORTUNITIES OR DECLINE RATES, (c) ANY ESTIMATES OF THE VALUE OF THE ASSETS, PRODUCT PRICING ASSUMPTIONS OR FUTURE REVENUES GENERATED BY THE ASSETS, (d) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (e) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (f) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

Section 17.05   Compliance With Express Negligence Rule.  THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR

STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE, EXCEPT TO THE EXTENT SUCH LOSSES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENT THAT LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirements under applicable Laws.

Article XVIII
Dispute Resolution

Section 18.01   Scope; Appointment of Independent Expert.  All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits, Third Party Interest Values or calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVIII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Sellers to the other Party that Buyer or Sellers, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values, Title Benefits or Third Party Interest Values, the Independent Expert shall be a title attorney with at least twenty (20) years’ experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects, Title Benefits or Third Party Interest are alleged or with respect to which such Title Defect Values or Third Party Interest Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least 20 years’ experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto or the Parties’ inability to agree to any matter under Section 10.04 (Post-Closing Tax Matters), the Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Sellers; and

(d)in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of any Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above.  If any Independent Expert should die, withdraw or otherwise become incapable of serving or refuse to serve, a successor arbitrator shall be selected in the same manner as the Independent Expert.

Section 18.02   Additional Procedures.   All proceedings under this Article XVIII shall be held in Denver, Colorado, and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, shall be in writing, and shall set forth findings and conclusions upon which the Independent Expert based the award. In the case of any Dispute regarding Title Defect Values, Environmental Defect Values or Third Party Interest Values, which when aggregated with all other amounts claimed or agreed that would be eligible to be counted under Section 13.01(f), the amount of which would exceed seventeen and one-half percent (17.5%) of the Unadjusted Purchase Price, the Termination Date shall be extended by the amount of days taken by the Independent Expert to make its final determination (counting from the day the matter is submitted to the Independent Expert and ending on the day the Independent Expert submits its findings in writing to the Parties). The Independent Expert shall agree to comply with the provisions set forth in this Section 18.02 before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination. The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice or less than the amount claimed by Sellers in response to such notice, or (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice or less than the amount claimed by Sellers in response to such notice, (c) the value of a Title Benefit is greater than the amount claimed by Sellers or less than the amount claimed by Buyer, (d) a Third Party Interest Value is greater than the amount claimed by Buyer or less than the amount claimed by Sellers, (e) the value of an upward adjustment to the Purchase Price is greater than the amount claimed by Sellers, or (f) the value of a downward adjustment to the Purchase Price is greater than the amount claimed by Buyer.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects, Environmental Defect Values, Third Party Interest Values or calculation of the Final Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter nor may the Independent Expert determine the enforceability of a Preferential Purchase Right or Third Party consent right.  Sellers and Buyer shall each bear their own legal fees and other costs.  Sellers and Buyer shall each bear one-half (1/2) of the costs and expenses of the Independent Expert.

Section 18.03   Waiver.  Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04   Binding Nature.  The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

Section 18.05   Confidentiality.  Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by any Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII.

Article XIX
Miscellaneous

Section 19.01   Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.02   Announcements.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which such comments shall be considered in good faith by the proposing Party); provided, however, the foregoing shall not be construed as preventing a Party from making any public announcement or statement with respect to this Agreement or the transaction represented herein; provided further, however, that nothing contained in this Section 19.02 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to any Governmental Authority to the extent required by applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

Section 19.03   Document Retention.  As used in this Section 19.03, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Sellers or their representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Sellers shall have the right during such period to make copies of the Documents at its expense.

Section 19.04   Entire Agreement.  This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.05   Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.06   Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.07   No Third Party Beneficiaries.  Except for the Buyer Indemnitees and Sellers’ Indemnitees, each of which are Third Party beneficiaries of this Agreement (other than as provided in Section 9.04(k)), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 19.08   Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by the Sellers with Governmental Authorities and relating to the Assets may be transferable to Buyer. Within fifteen (15) Business Days following Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 19.09   Assignment.  Any Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Parties, which consent may be withheld for any or no reason, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and legal representatives.

Section 19.10   Governing Law.  THIS AGREEMENT, any documents delivered as part of the transaction contemplated by this Agreement (except as otherwise set forth in the remainder of this Section 19.10), and THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 19.11   Jurisdiction; Waiver of Jury Trial.  THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF COLORADO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  Subject to Article XVIII, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF COLORADO IN DENVER COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY (OR OTHER SECURITY UPON SUCH BOND) WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY.

Section 19.12   Notices.  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail (with read receipt requested) to the addresses of Sellers and Buyer set forth below; provided that any notice or report to be delivered by Buyer to Sellers under Section 3.04 shall be sent to the attention of “Accounting Department.” Any such notice shall be effective only upon receipt.  Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).

Sellers:	Resolute Energy Corporation 1700 Lincoln Street, Suite 2800 Denver, CO 80203 Attention: General Counsel Fax: 303-623-3628

Email: mstefanoudakis@resoluteenergy.com

with a copy to:
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400

Denver, CO 80202

Attention: Ron Levine

Fax: 303-832-0428

E-mail: ron.levine@apks.com

Buyer:	Elk Petroleum Aneth, LLC

1600 Broadway, Suite 1720

Denver, CO 80202
Attention:  J. Scott Hornafius
Fax:  720-744-4890

E-mail: scott.hornafius@elkpet.com

with a copy to:

Norton Rose Fulbright

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention:  Jorge Gutierrez

Fax: 214-855-8200

E-mail: jorge.gutierrez@nortonrosefulbright.com

Parent Guarantor:	Elk Petroleum Limited

Exchange House

Suite 101, Level 1

10 Bridge Street

Sydney NSW 2000

Attention: Bradley W. Lingo

E-mail: brad.lingo@elkpet.com

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 19.13   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.14   Survival.  The representations and warranties of Sellers set forth in Article VI and Article VII shall survive the Closing for a period of nine (9) months following the Closing Date; provided however that the Fundamental Representations and Section 7.12 (Taxes and Assessments) shall survive the Closing indefinitely.  The covenants and agreements of Sellers and Buyer to be performed prior to or at the Closing shall survive until fully performed. The representations and warranties of Buyer set forth in Article VIII shall survive the Closing for a period of nine (9) months following the Closing Date. The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 19.15   Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 19.16   Counterpart Execution.  This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.17   Knowledge.  Whenever a statement in this Agreement is qualified by a phrase such as to Sellers’ “Knowledge,” the Parties intend that the only information to be attributed to Sellers is information actually known by James M. Piccone, Jeff Roedell, Pat Flynn, Bill Alleman, Theodore Gazulis, or Michael N. Stefanoudakis after due inquiry.

Section 19.18   Relationship of the Parties.  This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Execution Date.

SELLERS: RESOLUTE ENERGY CORPORATION

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer
HICKS ACQUISITION COMPANY I, INC.

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer

RESOLUTE NATURAL RESOURCES COMPANY, LLC

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer

THE COMPANY: RESOLUTE ANETH, LLC

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer

Signature Page to
Membership Interest and Asset Purchase Agreement

BUYER: ELK PETROLEUM ANETH, LLC

By:	/s/ J. Scott Hornafius
Name: J. Scott Hornafius
Title: President

Signature Page to
Membership Interest and Asset Purchase Agreement

PARENT GUARANTOR: ELK PETROLEUM LIMITED CAN 112 566 499 in accordance with Section 127 of the Corporations Act 2001 (Cth)

By:	/s/ Bradley W. Lingo
Name: Bradley W. Lingo
Title: Chief Executive Officer

Signature Page to
Membership Interest and Asset Purchase Agreement